Exhibit 10.26

[***]Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

PARTNERSHIP INTEREST PURCHASE AGREEMENT

SALE AND PURCHASE

OF ALL PARTNERSHIP INTERESTS IN

[***]

June 2, 2015

TABLE OF CONTENTS

Section 1 Sale and Purchase of the Sold Interests		12

1.1	Agreement to Sell and Purchase the Sold Interests	12
1.1	Assignment of Sold Interests	12
1.2	Consent by general and limited partners and spouses, commercial register filing	12
1.3	Rights to profits	13

Section 2 Purchase Price		13

2.1	Purchase Price and Assumption of Liabilities	13
2.2	Adjustment Amount	15
2.3	Down-Payment on Remaining Shareholder’s Loan	15
2.4	Mode of Payment	16
2.5	Allocation and Distribution of Payments	16
2.6	VAT Treatment	16
2.7	Granting of Mortgage for Sellers	17

Section 3 Closing Date Financial Statements		17

3.1	Preparation of Closing Date Financial Statements	17
3.2	Accounting Principles	17
3.3	Review of Closing Date Financial Statements	18
3.4	Dispute Resolution	18
3.5	Final Amounts	19

Section 4 Obligations of Sellers prior to Closing and Actions at Closing		19

4.1	Obligations of the Sellers to be fulfilled prior to the Closing Date	19
4.2	Closing and Actions at Closing	21

Section 5 Representations and Warranties of Sellers		25

5.1	Authorization of Sellers	25
5.2	Due Organization of the Company	26
5.3	Ownership of Sold Interests	27
5.4	Financial Statements	29
5.5	Assets	30
5.6	Permits; Compliance with Laws; State Aid	34
5.7	Litigation, Disputes	36
5.8	Employees	36
5.9	Agreements	38
5.10	Insurance Coverage	41
5.11	Certain Transaction-Related Fees and Expenses	42
5.12	Conduct of Business since December 31, 2014	42
5.13	Bank Accounts	44
5.14	Correct Information	44

Section 6 Representations and Warranties of Purchaser		44

Section 7 Covenants		45

7.1	Covenant not to Compete; Non-Solicitation	45

7.2	Confidentiality	45
7.3	Access to Information after Closing	46
7.4	Further Assurances; Cooperation	46
7.5	Company Cars	47

Section 8 Indemnification by Sellers		47

8.1	Indemnification Claim	47
8.2	Thresholds and Limitation of Liability	48
8.3	Survival Periods	49
8.4	Indemnification Procedures	49
8.5	No Additional Rights or Remedies	51

Section 9 Tax Indemnity		51

9.1	Definitions	51
9.2	Tax Indemnification	51
9.3	Tax Refunds	53
9.4	Preparation of Tax Returns and Payment of Tax	53
9.5	Cooperation on Tax Matters	53

Section 10 Environmental Indemnity		53

10.1	Definitions	53
10.2	Environmental Indemnity	54
10.3	Indemnification Procedure	55

Section 11 Miscellaneous		56

11.1	Notices; Power of Attorney; Process Agent	56
11.2	Public Disclosure, Confidentiality	57
11.3	Costs and Expenses	57
11.4	Entire Agreement	57
11.5	Amendments and Waivers	58
11.6	Governing Law; Jurisdiction	58
11.7	Interpretation	58
11.8	Joint and Several Debtors and Creditors	59
11.9	Severability	59

[***]Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Table of Exhibits

Exhibit	Title
Exhibit I	Excerpt from commercial register for General Partner
Exhibit II *	Copy of personal identity card of [***]
Exhibit III	First Ground Lease
Exhibit IV	Second Ground Lease
Exhibit V	Declaration of Partition Agreement and Amendments
Exhibit 1.3	Spousal Consent
Exhibit 2.1.(d)	Draft Seller-Financing
Exhibit 2.2	Calculation Scheme for Adjustment Amount
Exhibit 2.4	Draft Escrow Agreement
Exhibit 2.7	Mortgage Application
Exhibit 3.2.	2014 Financial Statements
Exhibit 4.1.1	Amendment to Declaration of Partition Agreement
Exhibit 4.1.2	Termination Lease Agreement
Exhibit 4.1.6	Fire Safety Inspection Report and Corrective Measures
Exhibit 4.1.7	Copy of Energy Certificate
Exhibit 4.1.9	List of Agreements To Be Assigned
Exhibit 4.1.10	Notification evidence County of Göttingen about agreed transfer
Exhibit 4.2.4(a)	Application to Commercial Register
Exhibit 4.2.4(b)	General Release and Discharge
Exhibit 4.2.4(c)	Application to land register
Exhibit 4.2.4(e)	Legal Opinion
Exhibit 4.2.6	Handover Protocol
Exhibit 4.2.9	Closing Confirmation
Exhibit 5.2.2	Partnership Agreement of Company
Exhibit 5.5.3	Excerpts from Land Register
Exhibit 5.5.4	Deficient Buildings, Facilities, Machinery and Equipment

Exhibit 5.5.7	Lease Agreements
Exhibit 5.5.11	Land Charges
Exhibit 5.6.3	Government grants, government assistance, allowances and other subsidies
Exhibit 5.7	Litigation and Disputes
Exhibit 5.8.1	Key Employees
Exhibit 5.8.2	List of Employees
Exhibit 5.8.3	Material Collective Bargaining Agreements
Exhibit 5.8.6	Benefit Plans
Exhibit 5.8.10	Information Letter to Employees
Exhibit 5.9.1	Material Agreements
Exhibit 5.9.3	Outstanding Obligations or Liabilities
Exhibit 5.10	List of Insurance Policies
Exhibit 5.11	Transaction-related Fees
Exhibit 5.12	Actions Outside Ordinary Course of Business
Exhibit 5.13	Bank Accounts
Exhibit 11.7.1	English translation of the SPA

Definitions

Term	defined in Section
“2014 Financial Statements”	3.2
“Accounting Firm”	3.4.1
“Adjustment Amount”	2.2
“Affiliate”	5.4.4
“Agreement”	Recital
“Amendment to the Declaration of Partition Agreement”	4.1.1
“Acquisition Proposal”	7.4.4
“AVALON Hotel”	Recital F
“Benefit Plans”	5.8.6
“BGB”	3.4.4
“Business”	5.6.2
“Business Day”	11.7.6
“Cash Purchase Price”	2.1
“Closing Actions”	4.2.2
“Closing Agreement”	5.1.1
“Closing Conditions”	4.1
“Closing Confirmation”	4.2.9
“Closing Date Financial Statements”	3.1
“Closing Date”	1.2
“Company”	Recital A
“Company Intellectual Property”	5.5.12
“Competing Business”	7.1.1
“Conditions Precedent”	4.1.1
“Confidential Information”	7.2
“control”	5.4.4
“Copyrights”	5.5.12
“Declaration of Partition Agreement”	Recital
“Discharge”	4.2.4
“Environmental Contamination”	10.1
“Environmental Law”	10.1
“Environmental Loss”	10.1
“Environmental Matter”	10.1
“Environmental Permit”	10.1
“Escrow Account”	2.4
“Escrow Agreement”	2.4
“Existing Debt”	2.1
“Existing Lender”	2.1
“Existing Lender´s Commitment”)	4.1.2
“First Ground Lease”	Recital E
“Fixed Purchase Price”	2.1

“Fair Value”	2.1 (c)
“GAAP”	5.4.1
“GBO”	2.7
“Ground Lease Agreements”	Recital E
“Handover”	4.2.6
“Handover Protocol”	4.2.6
“Hazardous Materials”	10.1
“HGB”	2.2
“Hotel”	Recital F
“Indemnification Claim”	8.1
“Initial Down Payment”	2.3
“Insurance Policies”	5.10.1
“Intellectual Property”	5.5.12
“Key Employees”	5.8.1
“Law,” “applicable Law”	11.7.5
“Lease Agreement”	Recital G
“Lessee”	Recital G
“Lien”	5.2.5
“Lifehold Contract”	Recital C
“Losses”	8.1.1
“Marks”	5.5.12
“Material Adverse Effect”	5.1.3
“Material Agreements”	5.9.1
“Money Laundering Laws”	5.6.4
“Mortgage Application”	2.7
“Parties”	Consideration clause
“Party”	Consideration clause
“Patents”	5.5.12
“Permits”	5.6.1
“Person”	5.4.4
“Pre-Closing Date Period”	9.1
“Purchaser”	Recital
“Real Estate”	Recital E
“Release”	10.1
“Remaining Shareholder’s Loan”	2.1
“S.E.C.”	11.2
“Second Ground Lease”	Recital E
“Seller 1”	Recital
“Seller 2”	Recital
“Seller”	Recital
“Seller-Financing”	2.1(d)

“Sellers’ Group”	Recital B.
“Sellers’ Knowledge”	Section 5c)
“Sellers”	Recital
“Sellers’ Representative”	11.1.2
“Sold Interests”	Recital
“Spousal Consent”	1.3(b)
“State Aid”	5.6.3
“Survival Periods”	9.3
“Tax Refund”	9.1
“Tax Return”	9.1
“Tax”	9.1
“Third Party Claim”	8.4.2
“Trade Secrets”	5.5.12
“Transaction”	Recital AA
“TWC”	Recital D
“Warranties”	Section 5

[***]Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

PARTNERSHIP INTEREST PURCHASE AGREEMENT
(the “Agreement”)

Is by and among

[***]

registered in the commercial register at the district court Gottingen, file no. [***]

represented by its sole managing director, [***], who is exempted from the prohibition of contracting with oneself pursuant to § 181 of the German Civil Code (BGB), a copy of an excerpt from the commercial register dated at the local court of Gottingen June 2nd, 2015 is attached as Exhibit I

(hereinafter “Seller 1”)

[***]

identified by personal identity card no. [***] issued in Hann. Münden on May 16th, 2008, a copy of which is attached to this Agreement as Exhibit II

(hereinafter “Seller 2”)

(Seller 1 and Seller 2 hereinafter also referred to

individually as a “Seller” and collectively as the “Sellers”)

on the one hand

and

Trans World Hotels Germany GmbH
Am Reitpfad 4
63500 Seligenstadt

registered with the commercial register of the Local Court Offenbach under HRB 48085 represented by its managing directors Paul D. Benkley and Thomas C. Mähder

(hereinafter the “Purchaser”)

on the other hand.

[***]Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Recitals

A.                                    The Sellers collectively own all general and limited partnership interests, as general partners and as limited partners respectively, in [***], registered in the commercial register of the district court Münden, file no. [***] (hereinafter also referred to as “Company”). Seller 1 is the sole general partner (Komplementärin) of the Company with a general partner interest of DM 56,000.00, Seller 2 the sole limited shareholder (Kommanditist) of the Company with a registered limited partnership interest (Haftkapital) of DM 6,000,000.00. Sellers will sell and transfer all general and limited partnership interests in the Company owned by Sellers (the “Sold Interests”) to Purchaser. Purchaser will buy and receive all but not less than all Sold Interests from Sellers, all subject to the terms and conditions of this Agreement (the “Transaction”). With regard to the law of obligations, the sale and purchase of the Sold Interest shall be retroactively effective as of 1 June, 2015.

B.                          The partnership interests of the Company are owned by Sellers as follows:

Function	Name	Share / interest amounts in DM
General partner (Komplementär)	[***]	56,000
Limited partner (Kommanditist)	[***]	6,000,000
Total		6,056,000

Sellers, persons related to Sellers (Angehörige) within the meaning of Clause 15 German Fiscal Code (Abgabenordnung) and all entities (other than the Company) affiliated with Sellers within the meaning of § 15 of the German Stock Corporation Act (AktG), including the estate of deceased [***], are referred to herein as the “Sellers’ Group”.  Other than the Sellers, no person or entity in the Sellers’ Group has an equity or other ownership interest in, and is not a creditor of, the Company.

C.                          Seller 2 granted a lifehold (Nießbrauchsrecht) on her interests in the Company in favor of [***] with deed dated 30 December 1999 — role of deeds no. [***] of the notary Christel Kallmann in Münden (the „Lifehold Contract”).  With agreement dated 27 January 2015 — role of deeds no. [***] of the notary Wolfgang Beuermann in Hannd. Münden — the lifehold in favor of [***] was terminated with effect of 28 February 2015, furthermore, in the same deed, [***] granted power of attorney to Seller 2 to sell her the interest in the Company. [***] deceased on [***].

[***]Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

D.                          Purchaser is registered with the commercial register of the Local Court (Amtsgericht) Offenbach under HRB 48085 and has a share capital of € 25,000. Purchaser is a wholly-owned subsidiary of Trans World Hotels & Entertainment a.s. in the Czech Republic, which is, in turn, a wholly-owned subsidiary of Trans World Corporation (“TWC”), and which is the owner and operator of TWC’s European operations.

E.                           The Company has heritable ground lease rights to the land on which the Hotel (as defined below) is situated, as follows:

(1)         Notarial ground lease agreement (Erbbaurechtsvertrag) dated 15 February 1985 executed between the County of Göttingen and [***] (acting for the Company) with an initial term valid until March 1, 2084 - role of deeds no. [***] of the notary Hermann Bauer in Münden (the “First Ground Lease”), attached as Exhibit III hereto - granting lease rights to the following plot:

•                  Plot (Flurstück) no. 84/12 with 17,270 m2.

This First Ground Lease has been registered in the land register for heritable building rights (Erbbaugrundbuch) at the district court Hann. Münden, land register of the district Gimte, file no. [***]

(2)         Ground lease agreement (Erbbaurechtsvertrag) dated 5 February 1990 executed between the County of Göttingen and [***] (acting for the Company) with an initial term valid until March 1, 2084 - role of deeds no. 52/1990 of the notary Christel Kallmann in Münden (the “Second Ground Lease”), attached as Exhibit IV hereto - granting lease rights to 9,284m2 on the following plots:

•                  Plot 82/19 — 43m2

•                  Plot 82/17 — 134m2

•                  Plot 82/16 — 195m2

•                  Plot 84/16 — 304m2

•                  Plot 84/18 — 7,788m2

•                  Plot 194/4 — 605m2

•                  Plot 194/6 — 215m2

all of them registered in the land register for heritable building rights (Erbbbaugrundbuch) at the district court Hann. Münden, land register of the district Gimte, file no. [***].

[***]Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

For the plots which are object of the Second Ground Lease the Company created a partition with agreement dated 11 September 1990 — role of deeds no. 414/1990 of the notary Christel Kallmann in Münden — “Declaration of Partition” (Teilungserklärung) (the “Declaration of Partition Agreement”), attached as Exhibit V hereto, under which the Company kept the ground lease for 12/18 co-ownership share of the plots, connected with the ownership of Hotel (including building and parking lots), specified with no. 5 in the partition deed.

This 12/18 co-ownership share of the plots, connected with the ownership of the hotel building and parking lots, specified with no. 5 in the partition deed, shall be part of the acquisition. This co-ownership share of the Company has been registered in the land register for part heritable building rights (Teilerbbaugrundbuch) at the district court Hann. Münden, land register of the district Gimte, file no. [***].

• the First Ground Lease, the Second Ground Lease, the Declaration of Partition Agreement and any amendments to these agreements together the “Ground Lease Agreements” —

• the plots as specified above and as objects of the Ground Lease Agreements in (1) and (2) above and including buildings which are erected on them together the “Real Estate” —

F.                            The Company owns Hotel Freizeit Auefeld, located in Hann Münden, Germany (the “Hotel”), which has been erected on the Real Estate between 1983 and 2001. The Hotel is a four-star conference hotel. It has 93 rooms, of which 31 guestrooms are single rooms and 60 guestrooms are double rooms and 2 are Junior-Suites. Furthermore, there are 11 conference rooms. For purposes of clarification, the Hotel does not include the office building located at Plot 84/18.

G.                          The Hotel is leased to [***] (the “Lessee”) with Lease Agreement (Pachtvertrag) dated 17/04/2012 (the “Lease Agreement”).  [***] operates the Hotel. The Lease Agreement shall be terminated by Sellers with effect immediately before the Closing Date.

In consideration of the foregoing, Sellers and Purchaser, collectively hereinafter referred to as “Parties” and, each individually as a “Party”, agree as follows:

Section 1
Sale and Purchase of the Sold Interests

1.1                               Agreement to Sell and Purchase the Sold Interests

Upon the terms and subject to the conditions set forth in this Agreement, as of the date hereof, each Seller jointly and severally agrees to sell the Sold Interests owned by it, as further set out in Recital B., to Purchaser, and Purchaser agrees to acquire the Sold Interests as described herein, it being agreed and understood that the Parties view all sales and purchases as set out herein as part of one and the same irrevocable indivisible simultaneous transaction, as follows:

1.1.1                     With economic effect as of 1 June, 2015, Seller 1 hereby sells to Purchaser, and Purchaser agrees to acquire from Seller 1 on the Closing Date the Sold Interests held by Seller 1 in the Company; and

1.1.2                     With economic effect as of 1 June, 2015, Seller 2 hereby sells to Purchaser, and Purchaser agrees to acquire from Seller 2 on the Closing Date the Sold Interests held by Seller 2 in the Company.

1.2                               Assignment of Sold Interests

Sellers hereby jointly and severally assign the respective Sold Interests as sold according to Section 1.2 to Purchaser and Purchaser accepts such assignment effective as of 15 June 2015 subject to the condition precedent (aufschiebende Bedingung) that the Initial Down-Payment, as defined in Section 2.3 hereof, has been paid in full and subject to the condition precedent of the occurrence of the Closing or as of the end of the business day on such later date when all Closing Actions have been taken or waived in accordance with Section 4.2.9 (such date or later date being defined as the “Closing Date”).

1.3                               Consent by general and limited partners and spouses, commercial register filing

(a) All Sellers in their capacity as general partners or limited partners of the Company hereby grant their explicit consent to the sale and transfer of the Sold Interests hereunder.

(b) The Spouse of Seller 2 has granted its prior consent pursuant to § 1365 German Civil Code to the sale and transfer of the Sold Interests held by Seller 2 hereunder which is attached as Exhibit 1.3 (b) (the “Spousal Consent”). In addition, a copy of the Spouse´s identity card is to be provided with this Exhibit.

(c) The Parties are aware that as a result of the above sales and assignments of the interests of the general partner and the limited partner by Purchaser the Company shall cease to exist as a separate legal entity under German Law by way of accretion under § 738 BGB in connection with § 105 para. 2 HGB (Anwachsung) as of the Closing

[***]Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Date, and that the expiration of the Company on such date must be registered in the commercial register (Handelsregister) without undue delay. On the Closing Date, Sellers and Purchaser shall jointly cause to be made all respective filings required to be made with the competent commercial register (Registergericht) in the appropriate form. Seller 1 will continue to exist as a separate legal entity and the shares in it are not subject to this Agreement. Seller 1 will, on the Closing Date, also discontinue the function of being the general partner of the Company.

1.4                               Rights to profits

The Sold Interests are sold with the right to receive all undistributed profits of the Company for the current business year and prior business years. The sale includes in particular, the fixed capital account (Kapitalkonto I) of each Seller as well as the positive balances on the variable capital account (Kapitalkonto II) of each Seller.

Section 2
Purchase Price

2.1                               Purchase Price and Assumption of Liabilities

(a)             The cash purchase price for the Sold Interests (the “Cash Purchase Price”) shall be € 1.00 (in words: Euro one) (the “Fixed Purchase Price”).

(b)             In addition, Purchaser will assume the aggregate principal balance of the five loans that the Company will have outstanding with Kreis- und Stadtsparkasse Hann. Münden (the “Existing Lender”) as of the Closing Date as defined in Section 1.2 (the “Existing Debt”) which are listed under (1) through (5) below with their individual principal balances as of May 31, 2015:

(1)                                Account number:  [***] - €1,159,764.06 (in words: Euro one million one hundred fifty-nine thousand seven hundred sixty-four and six cents;

(2)                                Account number:  [***] - €246,544.87 (in words: Euro two hundred forty-six thousand five hundred forty-four and eighty-seven cents;

(3)                                Account number:  [***] - €257,585.04 (in words:  Euro two hundred fifty-seven thousand five hundred eighty-five and four cents;

[***]Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

(4)                                Account number:  [***] - €281,717.77 (in words:  Euro two hundred eighty-one thousand seven hundred seventeen and seventy-seven cents; and

(5)                                Account number:  [***] - €72,415.96 (in words:  Euro seventy-two thousand four hundred fifteen and ninety-six cents.

As of May 31, 2015, the balance of the Existing Debt equals, and on the Closing Date shall not exceed, €2,018,027.70 (in words: Euro two million eighteen thousand twenty-seven and seventy cents).

(c)              Furthermore, Purchaser will assume a portion of Seller 2´s existing shareholder´s loan dated 1 June, 2014, due to the Company and maturing on 1 June 2014 in an amount to be calculated as follows:

The balance of the assumed total fair market value of the acquired business (the “Fair Value”) of EUR 4,500,000.00, minus the Existing Debt as defined under Section 2.1 (b)above, and subject to adjustment by the Adjustment Amount as set forth in Sections 2.2 and 3.5 below will equal the remaining shareholder´s loan made by Seller 2 to the Company which shall be assumed by Purchaser (in the following the “Remaining Shareholder´s Loan”). Based on the preliminary balance of the Existing Debt as of May 31, 2015 of EUR 2,018,027.70 subject to continuing debt service, the Remaining Shareholder´s Loan will amount to EUR 2,231,972.30. Any amounts of Seller 2’s shareholder´s loans made to the Company in excess of the Remaining Shareholder´s Loan shall be waived and cancelled in writing by Seller 2 prior to the Closing Date to ensure that under the assumption of a step-up in basis of the acquired assets to a total amount of EUR 4,500,000.00 and deduction of all assumed liabilities, all accumulated deficits will have been eliminated and an over-indebtedness status as of the Closing Date would show a positive shareholders´ equity of the Company of at least EUR 1.00.

(d)             The Remaining Shareholder´s Loan less the Initial Down-Payment as defined under Section 2.3 below shall be the initial principal balance of the Seller-Financing (defined below) and repaid to the Seller 2 according to the terms of a separate seller-financing agreement (the “Seller-Financing”) attached hereto in draft form as Exhibit 2.1.(d) The principal terms of the Sellers-Financing include a straight line amortization of the loan principal over 10 (ten) years at an annual fixed interest rate of 3% (three percent) to be paid in arrears in equal monthly installments due on the last day of each month, beginning on the last day of the second month following the month in which the Closing Date takes place. If the payment date for any payment due to Seller 2 under the Seller-Financing shall be on a day that is not a Business Day, then such payment shall be due on the next following day that is a Business Day. The Purchaser may pre-pay the outstanding principal balance of the Seller-Financing, with all accrued interest thereon to the date of payment, at any time or from time to time without penalty or premium. Seller 2 acknowledges and agrees that the Seller-Financing shall be subordinate to the assumed Existing Debt after the Closing Date (whether held by the Existing Lender or by a new lender if the Existing Debt is re-financed after the Closing Date) and Seller 2 shall take any action required by the Existing Lender (or any re-financing lender), including but not limited to, entering into an inter-creditor or subordination agreement reasonably satisfactory to Purchaser and such lender at Seller 2’s expense prior to or after the Closing Date.  The mortgage as set out in Section 2.7 shall serve as collateral for the Seller-Financing. Should the County of Göttingen not grant its approval for the registration of the mortgage, Seller 2 shall not be entitled to terminate the Seller-Financing and the parties shall agree on another collateral.

2.2                               Adjustment Amount

As presented in the calculation attached hereto as Exhibit 2.2, the “Adjustment Amount” shall mean, as of the Closing Date, (i) the aggregate amount of the Company of:

a)                                   all receivables and other assets pursuant to § 266 para. 2 B. no. II German Commercial Code (Handelsgesetzbuch, “HGB”),

b)                                   the cash balances, Bundesbank balances, bank balances and checks pursuant to § 266 para. 2 B. no. IV HGB, and

c)                                    the deferred charges and prepaid expenses (aktive Rechnungsabgrenzungsposten) pursuant to § 266 para. 2 C. HGB less (ii) the aggregate amount of the Company of

d)                                   the accruals (Rückstellungen) pursuant to § 266 para. 3 B. HGB, and

e)                                    the accounts payable pursuant to § 266 para. 3 C. HGB.

2.3                      Down-Payment on Remaining Shareholder’s Loan

On the date hereof, Purchaser will pay an amount of €250,000 (the “Initial Down-Payment”) into the Escrow Account, as defined in Section 2.4 hereof, for the benefit of the Sellers.

[***]Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

2.4                               Mode of Payment

Any cash payments to be made under this Section 2 shall be made in Euros by irrevocable wire transfer of immediately available funds to the following escrow bank account with avocado rechtsanwälte as escrow agent (the “Escrow Account”) according to the terms of a separate escrow agreement (the “Escrow Agreement”) attached hereto in draft form as Exhibit 2.4. For the avoidance of doubt, any payments to the Existing Lender and under the Seller-Financing shall not be made to the Escrow Amount but to the respective debtor´s account specified in the respective financing documentation. As per the terms of the Escrow Agreement, the fees associated with the Escrow Account shall be borne by the Purchaser.  Any payment shall be deemed to have been made upon receipt in the Escrow Account of the relevant amount in accordance with this Agreement.

Escrow Account Information:

Account Holder:                              avocado rechtsanwälte

HypoVereinsbank

Konto Nr. [***]

BLZ 503 201 91

IBAN [***]

BIC HYVEDEMM430

Any payments to be made directly to any Seller by Purchaser or by Escrow Agent under the Escrow Agreement to any Seller shall be made to the following account:

Sellers Account Information:

Account Holder:	[***]
Bank:	Sparkasse Hann. Münden
IBAN:	[***]
BIC:	NOLADE21HMU

2.5                               Allocation and Distribution of Payments

Of the Fair Value, an amount of €4,379,957 shall be allocated to the Real Estate, of which €3,679,979 amount shall be attributed to the buildings located thereon (aufstehende Gebäude) €649,408 shall be allocated to machinery and equipment (Betriebsausstattung) of the Hotel, and €50,570 shall be allocated to intangible assets. The remaining amount of €120,043 shall be attributed to goodwill.

2.6                               VAT Treatment

The Parties agree that no value added tax (Mehrwertsteuer) shall become due upon the sale and transfer of the Sold Interests (Geschäftsveräußerung im Ganzen). In case that a competent tax authority takes a different view, and the sale and transfer of the Sold Interests, in contrast to the joint view of the Parties, would be subject to VAT, the Purchaser shall be obliged to pay such VAT in addition to the Purchase Price, and the Sellers shall be obliged to provide the Purchaser with an invoice which satisfies the legal requirements for VAT-deduction (Vorsteuerabzug). In this case both Sellers and Purchaser hereby opt for the liability for VAT according to § 9 para. 1 UStG (Option zur Umsatzsteuer).

2.7                               Granting of Mortgage for Sellers

2.7.1 There are three mortgages (Grundschuld) as collateral for the Existing Debt registered in the land register of the Real Estate in favor of Kreis- und Stadtsparkasse Hann. Münden in the amounts of 2.1, 2.0 and 7.7 Million DEM.

2.7.2 Prior to the Closing Date the Company will sign an application for registration of a further mortgage in favor of Seller 2 (Bewilligung einer Grundschuld) attached hereto as Exhibit 2.7 in notarial form as required pursuant to § 29 Land Register Regulation (“GBO”) (the “Mortgage Application”) at the Purchaser’s cost in an amount equal to the amount of 2.2 Million Euro. This mortgage shall serve as collateral under as set out in the Seller-Financing.

2.7.3 It is understood by the Parties that this further mortgage in favor of Seller 2 will be registered at a ranking in the land register as available, in particular it will subordinate to the existing mortgages (or any new mortgages if the Existing Debt is re-financed) in favor of Kreis- und Stadtsparkasse Hann. Münden for the Existing Debt or any other lender if the Existing Debt is re-financed after the Closing Date.

2.7.4 Sellers will obtain the required approval of the County of Göttingen for the additional mortgage to be granted in favor of the Sellers.

Section 3
Closing Date Financial Statements

3.1                               Preparation of Closing Date Financial Statements

As promptly as practicable, but not later than sixty (60) days after the Closing Date, Purchaser shall — after consulting with the Sellers — prepare or cause to be prepared and deliver to Sellers’ Representative in text form a calculation of the figures identified in Exhibit 2.2 as relevant for, and the calculation of the Adjustment Amount as of 31 May 2015 (“Closing Date Financial Statements”).

3.2                               Accounting Principles

The Closing Date Financial Statements shall be prepared as of 31 May 2015 in accordance with the generally accepted accounting principles (Grundsätze ordnungsmäßiger Buchführung) under the HGB, applied on a basis consistent with the principles used in the preparation of the individual financial statements of the

Company as of December 31, 2014 (the “2014 Financial Statements”). The 2014 Financial Statements are attached as Exhibit 3.2.

3.3                               Review of Closing Date Financial Statements

3.3.1                             Sellers shall have the opportunity to review the Closing Date Financial Statements during a period of sixty (60) days after receipt thereof. If Sellers believe that the Closing Date Financial Statements have not been prepared in accordance with the principles set forth in Section 3.2, Sellers may, within such sixty (60) day period, deliver a written notice to Purchaser disagreeing with Purchaser’s calculation and setting forth Sellers’ calculation of all relevant items and amounts. Any such notice of disagreement shall specify, in reasonable detail, those items and amounts as to which Sellers disagree and state the grounds for such disagreement.

3.3.2                             Purchaser shall, upon Sellers’ reasonable advance notice and during normal business hours, provide Sellers and their representatives access to all relevant books and records of the Company relating to accounts prior to and including the Closing Date and allow them interviews with the Company’s managing directors and relevant employees, to the extent reasonably necessary and practicable for the purpose of Sellers’ review pursuant to Section 3.3.1

3.4                               Dispute Resolution

3.4.1                             If Sellers have duly delivered a notice of disagreement in accordance with Section 3.3.1 and the Parties are unable to reach an agreement within a period of thirty (30) days following the receipt of such notice by Purchaser, either Party may refer the remaining differences to Ernst & Young Frankfurt (the “Accounting Firm”). If the Accounting Firm is not available and the Parties cannot mutually agree upon another Accounting Firm within two weeks after either Party has requested its appointment, the Accounting Firm shall be appointed, upon request of either Party, by the Institute of Chartered Accountants (Institut der Wirtschaftsprüfer in Deutschland e.V.) in Düsseldorf (Germany).

3.4.2                             Purchaser and Sellers shall cooperate in good faith with and assist, and shall cause their respective accountants and the Company to cooperate in good faith with and assist, the Accounting Firm in the conduct of its review. Such cooperation and assistance shall include, without limitation, the making available to the Accounting Firm of all relevant books and records of the Company and any other information relating to the Company without undue delay.

3.4.3                             The Accounting Firm, acting as an expert (Schiedsgutachter) and not as an arbitrator (Schiedsrichter), shall, based on the standards set forth in Sections 2.2 and 3.2, decide whether and if so, to what extent, the Closing Date Financial Statements require adjustment. The Accounting Firm shall limit its determination to the scope of the dispute between the Parties.

3.4.4                             The Parties shall instruct the Accounting Firm to deliver its written opinion (including reasons for the Accounting Firm’s decision on each disputed item) to them no later than two (2) months after the dispute has been referred to it (or within any other period mutually agreed among the Parties). The decision of the Accounting Firm shall be conclusive and binding on the Parties (within the limits set forth in § 319 of the German Civil Code (“BGB”)) and shall not be subject to any appeal. The fees and disbursements of the Accounting Firm shall be shared between Sellers on the one hand and Purchaser on the other hand in proportion to their respective success and defeat as determined by the Accounting Firm.

3.5                               Final Amounts

The amount owed to the Sellers under the Seller-Financing will be adjusted according to the Adjustment Amount determined in accordance with this Section 3 and in accordance with any Indemnification Claims pursuant to Section 8 and the loan amortization table shall be updated accordingly, with full amortization of the remaining balance of the Seller-Financing after adjustment for the Adjustment Amount scheduled for the number of periods remaining in the 10 (ten) year loan period. If the Adjustment Amount will show a negative aggregate amount the Remaining Shareholder’s Loan shall be reduced accordingly in the Closing Date Financial Statements and Seller 2 shall waive and cancel in writing her existing shareholder’s loan by the same amount.

Section 4
Obligations of Sellers prior to Closing and Actions at Closing

4.1                               Obligations of the Sellers to be fulfilled prior to the Closing Date

Sellers undertake the obligations as follows (the “Closing Conditions”), which shall be fulfilled prior to the Closing, but at the latest on June 12, 2015:

4.1.1                             Sellers shall be responsible for the parties to the Declaration of Partition Agreement to execute a notarized amendment to the Declaration of Partition Agreement (the “Amendment to Declaration of Partition Agreement”), attached as Exhibit 4.1.1 hereto, clarifying in particular that the office building and Hotel building are operated separately and at the cost of the respective owners and that the Company may decide at its own discretion and at its own costs about any and all matters of the Hotel, including maintenance, design, reconstruction of the Hotel as well as expansion of the Hotel within certain borders to be specified.

[***]Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

4.1.2                             Sellers will present to Purchaser proof of termination of the Lease Agreement between the Company and the Lessee [***], effective immediately prior to the Closing Date, which termination agreement shall contain the Lessee’s agreements regarding confidentiality, non-competition, non-solicitation and non-disparagement benefitting Purchaser and satisfactory to Purchaser in its sole discretion. A copy of the proof of the termination is attached as Exhibit 4.1.2 to this Agreement.

4.1.3                             Sellers will present to Purchaser written proof that the contract for lease of a unit in the bungalow located in Hallenbadstrasse 31b, 34346 Hann. Münden, owned by the Company, to [***] will be terminated, effective July 31, 2015, at the latest, with this being the latest date by which the Bungalow must be vacated.

4.1.4                             Sellers agree to make the apartment located Hallenbadstrasse 35, 34346 Hann. Münden, in the adjacent office building that is owned by [***] available to representatives of Purchaser free of charge, beginning on the 14th day following Closing Date and until such time that [***] has vacated the apartment referred to in Section 4.13 above that she is leasing from the Company.

4.1.5                             Sellers will present to Purchaser proof that the contract for lease of a unit in the bungalow located in Hallenbadstrasse 31a, 34346 Hann. Münden, owned by the Company and leased to [***] and [***] has been modified to the reasonable satisfaction of Purchaser, in such a way that [***] is not any longer tenant and that the object of lease is for Company housing (Werkswohnung) in the sense of § 576 BGB and the lease may be terminated by the Company at the time [***] employment with the Company ends and the employer needs the company housing for another employee.

4.1.6                             Sellers will provide Purchaser with a copy of the official report of the fire protection inspection that took place at the Hotel on January 26, 2015 together with evidence of corrective measures that were taken to address issues that were raised in the report, a copy of which shall be attached as Exhibit 4.1.6 to the Agreement.

4.1.7                             Sellers will provide Purchaser with an up-to-date energy certificate (Energieausweis) for the Hotel, a copy of which shall be attached as Exhibit 4.1.7 to the Agreement.

4.1.8                             Sellers will provide Purchaser with executed copies of all documents, instruments and agreements that are required to be executed by the Sellers prior to the Closing Date as set forth herein, including the Mortgage Application as set forth in Section 2.7 and the Handover Protocol as set forth in Section

4.2.6

4.1.9                             Sellers will provide Purchaser with evidence of the assignment of the supply, vendor, insurance and other operating agreements from either Sellers or Lessee as set forth on Exhibit 4.1.9 (the “List of Agreements to be Assigned”) to Purchaser to be effective as of the Closing Date.

4.1.10                      Sellers will provide Purchaser with evidence (Exhibit 4.1.10) that they have notified the County of Göttingen of the agreed transfer of interests in the Company to the Purchaser and that the Purchaser will be the tenant under the Ground Lease Agreements, since the Company will cease to exist as a separate legal entity after transfer of the interest.

4.1.11                      Sellers and Purchaser shall cooperate in obtaining the formal and binding re-financing commitment (“Finanzierungszusage”) from Existing Lender for the upcoming re-financing of the Existing Debt by Purchaser which has maturity dates in 2015 as provided for in Section 2.1 (b) at conditions reasonably acceptable to Purchaser (the “Existing Lender´s Commitment”) and undertake to jointly provide the Existing Lender´s Commitment as a Closing Condition.

4.1.12                      Purchaser may waive part or all of each of the Closing Conditions under Section 4.1except the one under Section 4.1.12 by written notice to Sellers, and both Parties may jointly waive in writing the Closing Condition under Section 4.1.12. The effect of the waiver shall be limited to eliminating the need that the respective Closing Action is being taken at the Closing and shall not limit or prejudice any claims any Party may have with respect to any circumstances relating to such Closing Action not being taken pursuant to this Agreement. In the event that the Closing Conditions are not completely fulfilled or waived by [June 30, 2015], Purchaser may withdraw from this Agreement by written notice to Sellers.

4.2                               Closing and Actions at Closing

4.2.1                             On the Closing Date: (a) there shall not have been any change, event, occurrence or state of facts that has had or would reasonably be expected to have a Material Adverse Effect on the Company; (b) the representations and warranties of the Sellers set forth in Section 6 shall be true and correct as of the date of this Agreement and as of the Closing Date; (c) Sellers shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and (d) there shall not be any pending or threatened suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other governmental authority involving the Company, the Sellers or the Lessee.

4.2.2                             Subject to the fulfillment or waiver of all Closing Conditions, on May 31, 2015, or otherwise within [five (5)] business days in Germany following such fulfillment or waiver, the Parties shall meet at the offices of Steuerberater Dipl.-Kfm. Holger Tonn, Hallenbadstraße 35, 34346 Hann. Münden, or such other location as mutually agreed upon by the Parties in writing, and shall take, or cause to be taken, the actions set forth below, which shall be taken simultaneously (Zug um Zug) (the “Closing Actions”).

4.2.3                             As provided for in Section 2.1 (c), Seller 2 shall provide a written executed, final and unconditional waiver and cancellation of her shareholder´s loans which she has made to the Company in excess of the Remaining Shareholder´s Loan of EUR 2,231,972.30 (amount based on the preliminary balance of the Existing Debt as of May 31, 2015) with effect prior to the Closing Date to ensure that under the assumption of a step-up in basis of the acquired assets to a total amount of EUR 4,500,000.00 and deduction of all assumed liabilities, all accumulated deficits will have been eliminated and an over-indebtedness status as of the Closing Date would show a positive shareholders´ equity of the Company of at least EUR 1.00.

4.2.4                             Each Seller shall provide, effect, execute and deliver, or cause to be provided, effected and delivered to Purchaser:

(a) the application to the commercial register which is duly signed in notarial form as required by § 12 HGB by all Sellers, to file the changes of ownership of the Sold Interests and the extinction (Erlöschen) of the Company with the commercial register; all as attached in draft form as Exhibit 4.2.4(a);

(b) a general release, discharge and indemnity, as attached in draft form as Exhibit 4.2.4 (b), on behalf of themselves, for the benefit of Purchaser from any and all liabilities of such Sellers or any other member of the Sellers’ Group, including any and all claims or causes of action, actual or contingent, whether known or unknown, that any Sellers or members of the Sellers’ Group have, may have, or may in the future have, against the Company on or before the Closing Date, regardless of the legal cause of such claims or causes of action and a covenant by the Sellers and the Sellers’ Group not to sue Purchaser or otherwise seek a remedy in respect thereof (the “Discharge”). The Discharge shall also include any and all loans and other

[***]Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

indebtedness of the Company to the Sellers or any of them, excluding loans up to the amount of the Seller-Financing;

(c) Sellers shall deliver to Purchaser the duly signed application to the land register in notarial form as required under § 29 GBO which is required to have the Purchaser registered as the leaseholder of the Real Estate (Grundbuchberichtigungsantrag);

(d)                         all books and records of the Company, with the exception of the accounting documents for the business years 2003 to 2014 which shall remain with the Sellers to be available for future field audits (Betriebsprüfungen);

(e) a legal opinion of an advisor of the Sellers confirming that as of the Closing Date the Sold Interests are legally and beneficially owned by Sellers and that Sellers are the only unrestricted owners, furthermore that the Sold Interests are free and clear of any Liens and other rights of third parties and free from any restrictions under the Lifehold Contract of [***].

4.2.5                             Sellers shall deliver to the Purchaser all necessary or appropriate third party and governmental consents to this Transaction, satisfactory in form and substance to Purchaser, in its sole discretion, including but not limited to, the approval of the County of Göttingen to the Mortgage Application and the Transaction contemplated hereby, and the transfer of the Hotel, restaurant, liquor and other licenses and permits that may be required for Purchaser to operate the Hotel in the same manner as the Sellers and Lessee operated the Hotel prior to the Closing Date;

4.2.6                             Sellers shall provide to Purchaser or cause the Lessee to provide to Purchaser immediate physical possession (unmittelbaren Besitz) and full access to the Hotel and Real Estate, to all Lessee and Hotel employees and to all assets (tangible and intangible), books and records and all other property of the Company, the Hotel and Real Estate prior to and during the Handover. For purposes of this Agreement, “Handover” shall mean the physical transfer of the Hotel and of the Real Estate, including but not limited to, full and unrestricted access, keys, security codes, bank accounts, computers (hardware, software, passwords, manuals), billing and reservation systems, all personal property located in, on or about the Hotel and the Real Estate, assignment of all intellectual property, contracts (including all policies of insurance) and relationships, and the transfer of all other items currently utilized to operate the business of the Hotel, including motor vehicles so as to ensure the smooth and continuous operation of the Hotel; Sellers shall not take or retain, and shall ensure that the Lessee not take or retain, any property of the Company or the Hotel after the Closing Date. Risk of loss for destruction or damage to the Real Estate, the Hotel or any assets owned or used by the Company shall be borne by the Sellers until completion of the Handover and signing of a handover protocol substantially as attached in draft form as Exhibit 4.2.6 (the “Handover Protocol”).

4.2.7                             Upon fulfillment of the obligations and conditions precedent, completion of the Handover, and signing of the Handover Protocol, Purchaser shall effect the release the Initial Down-Payment as defined in Section 2.3 by the Escrow Agent from the Escrow Account and transfer this amount to Seller 2 in accordance with Section 2.4

4.2.8                             Purchaser may waive each of the Closing Actions set forth in Section 4.2.4 through 4.2.6 by written notice to Sellers. The effect of the waiver shall be limited to eliminating the need that the respective Closing Action is being taken at the Closing and shall not limit or prejudice any claims any Party may have with respect to any circumstances relating to such Closing Action not being taken pursuant to this Agreement.

4.2.9                             The date on which all Closing Actions have been taken or waived shall be the Closing Date. After all Closing Actions have been taken or waived, Sellers and Purchaser shall confirm in a written document, to be jointly executed (at least in duplicate) substantially in the form of the draft attached as Exhibit 4.2.9 (the “Closing Confirmation”) that all Closing Actions have been taken or waived and that the Closing has occurred.

4.2.10                      In the event that any Closing Action has not been taken or waived until July 31, 2015, either Party may withdraw from this Agreement by written notice to the other Party, unless the respective Closing Condition is within the control of the Party seeking to withdraw. The withdrawal shall not limit or prejudice any claims of the withdrawing Party on the basis of any circumstances relating to the Closing Actions not being taken. The Initial Down-Payment under Section 2.3 shall then be returned to the Purchaser in full, less any fees related to the Escrow Account.  Purchaser shall be responsible for payment of the fees related to the Escrow Account as stipulated in Section 2.4 hereof.

4.2.11                      Immediately after the Closing, the Purchaser assisted by Seller 2 shall conduct an inventory taking of the Hotel relating to (i) food and beverages and (ii) consumables (e.g., cleaning materials, toilet paper, tissues, soaps, vanity items, etc.), and the Purchaser will reimburse the Sellers for the at cost value of the assumed inventory not to exceed the amount paid by the Sellers to the lessee for said inventory.

Section 5
Representations and Warranties of Sellers

The Sellers, as joint and several debtors (Gesamtschuldner), hereby represent and warrant to Purchaser in the form of independent guarantees pursuant to § 311 BGB (any such representations, warranties and guarantees, as contained in this Section Section 5 or any other provision of this Agreement referred to herein as “Warranties”) that the statements set forth in this Section 5 are true and correct as of the date hereof and will be true and correct as 31 May 2015, except that Warranties which are expressly made as of a specific date shall be true and correct only as of such date. The Warranties in Section 5.1.1 are given by each Seller only with regard to it- or herself or with regard to the Sold Interests sold by such Seller, respectively. § 377 HGB shall not apply other than explicitly set forth herein.

For the purpose of this Section 5 and any other Warranties contained in this Agreement,

a)                           the scope and content of each Warranty of Sellers contained in this Agreement and Sellers’ liability arising thereunder shall be exclusively defined by the provisions of this Agreement (and shall, in particular, be subject to the limitations set forth in Section 8 below), which shall be an integral part of the Warranties of Sellers;

b)                           the Warranties contained in this Agreement shall, unless expressly otherwise referred to therein, apply regardless of any knowledge, negligence or other fault of Sellers;

c)                            no Warranty shall be affected by any knowledge or constructive knowledge on the part of Purchaser or its representatives or any disclosure in any document made available to Purchaser, except as expressly set forth otherwise herein;

d)                           “Sellers’ Knowledge” shall mean the actual knowledge (positive Kenntnis) after due inquiry of Persons who are in a position to know, or grossly negligent failure to know (grob fahrlässige Unkenntnis) of any Seller, as applicable.

5.1                               Authorization of Sellers

5.1.1                             As applicable, Seller 1 is duly organized, validly existing and in good standing in the jurisdiction of its organization and where it does business and Seller 2 is of the age of majority.  Both Sellers have no legal incapacity, have had experienced counsel of their choice provide them with legal advice with respect to this Agreement, have read and understand the terms and conditions of this Agreement, and have the full legal right and power under the Law of its or her place of organization or residence (as applicable) to enter into a legally binding contract. The execution and performance by Sellers of this Agreement are within each Seller’s legal powers. The execution, delivery and performance by the Sellers of this Agreement, and the consummation by them of the Transactions, have been duly authorized, and no other partnership or other action on the part of the Sellers is necessary to authorize the execution, delivery and performance by them of this Agreement and the consummation by them of the Transactions described herein. Sellers are fully authorized to execute this Agreement and any agreement and release contemplated hereby to which Sellers are a party (a “Closing Agreement”) and to perform their obligations hereunder and thereunder and to consummate the Transaction and all other transactions contemplated hereby and thereby. This Agreement has been duly executed by Sellers and Sellers shall duly execute and deliver each Closing Agreement. Assuming due authorization and execution by Purchaser, this Agreement constitutes, and each Closing Agreement shall constitute, a valid and binding agreement of each of the Sellers, enforceable against each of them in accordance with its terms herein.

5.1.2                             The execution and performance of this Agreement by Sellers require no approval, authorization, registration, consent or make any filing by or with, any governmental authority or other third party and do not violate any applicable Law, decision by any court, arbitrator or governmental authority, agreement or obligation binding on Sellers.

5.1.3                             There is no lawsuit, investigation or proceeding pending, or to Sellers’ Knowledge threatened, against any Seller or the Company before any court, arbitrator or governmental authority which in any manner challenges or seeks to prevent, alter or delay, or may otherwise have an adverse effect on Sellers’ ability to consummate the Transaction or, if determined adversely, would have a material adverse effect on the business, condition (financial or other), assets, revenues or prospects of the Company (“Material Adverse Effect”).

5.2                               Due Organization of the Company

5.2.1                             The Company is a limited liability partnership (Kommanditgesellschaft) duly formed and validly existing and in good standing under German Law.

5.2.2                             Exhibit 5.2.2 contains a true and correct copy of the partnership agreement of the Company. Other than as set forth in the next sentence, the agreement among the partners of the Company dated 30 June 1993 has not been amended, modified or cancelled and is in full force and effect as the governing document of the Company. Purchaser is aware that in this document,

Seller 1 is listed as a limited partner (Kommanditist), but has subsequently become a general partner (Komplementär) of the Company, without such change having been reflected in the wording of the partnership agreement.

5.2.3                             The Company is not a party to any agreement (Unternehmensvertrag) within the meaning of §§ 291 and 292 of the German Stock Corporation Act (AktG), any agreement under the Laws of any other jurisdiction which would permit any third party to control the Company or obligate it to transfer its profits to any such third party, or any other agreement granting any such third party any rights in respect of corporate governance or profits of the Company.

5.2.4                             No bankruptcy, insolvency, liquidation or similar proceeding (whether mandatory or voluntary) is pending, and no filing for such proceedings has been made or is required, with respect to the Company. The Company has not entered into any moratorium agreement or similar agreement with its creditors, nor has it stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent.

5.2.5                             The execution and performance of this Agreement shall not: (i) conflict with, result in a breach of, constitute a default under (or an event which, with notice or lapse of time, or both, would constitute a default), result in the acceleration of, create in any Party or third party the right to accelerate, terminate, modify, or cancel, result in the loss of any benefit under, under or require any notice or consent or approval under, the Company’s organizational documents, any agreement or other instrument to which the Company is a party or by which it is bound, including but not limited to any lease or debt instrument; (ii) conflict with or violate any Law applicable to the Sellers or the Company; or (ii) to Sellers’ Knowledge result in the imposition of any Lien, upon any material asset of the Company or otherwise adversely affect the Company’s right to use any of the material assets currently owned or used by it. “Lien” means any lien, pledge, charge, mortgage, encumbrance, claim, infringement, right of first refusal, preemptive right or security interest of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability.

5.3                               Ownership of Sold Interests

5.3.1                             The Sold Interests are (directly or indirectly) legally and beneficially owned by Sellers as set forth in Recitals A and B and sold under this Agreement. The Sold Interests are duly authorized, validly issued and fully paid. Sellers are

[***]Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

the only unrestricted owners of the Sold Interests as set forth in Recitals A and B and, as of the Closing Date, there will be no other record or beneficial owners of the Sold Interests, any other equity interest in the Company or any right to purchase any equity interest in the Company. The Sellers have not sold or issued any options or agreements to purchase or to sell the Sold Interests to any person or entity other than Purchaser.

5.3.2                             The Sold Interests are free and clear of any Liens, other rights of third parties or other defects of title (Rechtsmängel), and there are no pre-emptive rights, rights of first refusal, options, subscription rights or other rights (whether absolute or contingent, written or oral) of any third party to purchase or acquire any of the Sold Interests or any other equity interest in the Company. Neither Sellers nor the Company are, with respect to the Sold Interests, bound by any agreement (including proxies, voting trust agreements - Stimmbindungsverträge), restrictions or obligations relating to any rights under the Sold Interests. There are no silent partnerships in respect of the Company and no third party owns any indirect participations (Unterbeteiligung) in any of the Sold Interests or in the revenues or profits of the Company. Also, under the Lifehold Contract no claims of [***] against the Company or the Sellers exist, in particular with respect to the interests in the Company and undistributed profits of the Company. [***] estate, personal representative, heirs, successors or assigns have no interest in, or claim to, the Sold Interests or to any equity interest in the Company, the Hotel or the Real Estate.

5.3.3                             The capital contributions of the Sold Interests of the limited partner (Haft- bzw. Kommanditeinlage) are fully paid up and have not been repaid in violation of § 172 para. 4 first sentence HGB, nor has any Seller received any withdrawal payments in violation of § 172 para. 4 second sentence HGB, and there is no obligation to make any additional payment or other contribution with respect to any of the Sold Interests. The Sold Interests will not be repurchased or redeemed by the Company prior to the Closing Date. The Sellers will not take any action to cause the Company to, and the Company will not, make any distribution of cash, securities or property to the Sellers or to any other person or entity (other than its creditors in accordance with current loan or trade agreements).

5.3.4                             The Sold Interests represent all of the partnership interests of the Company. There are no securities of the Company convertible into or exchangeable for interests in the Company. Neither the Sellers nor the Company have any obligation to issue any interests in the Company or securities convertible into or exchangeable for such interests, and no third party has any right (whether absolute or contingent) to acquire any such interests or securities.

5.3.5                             The Company does not hold any interest or participation in any other company, corporation or other legal entity whatsoever in any jurisdiction.

5.4                               Financial Statements

5.4.1                             The 2014 Financial Statements have been prepared in accordance with the generally accepted accounting principles applicable to the Company, applied on a consistent basis (such consistency to include, for the purposes of this Section 5.4.1, the consistent use of any discretionary rights — Bilanzierungs- und Bewertungswahlrechte) (“GAAP”). The 2014 Financial Statements give a true and fair view, in accordance with the applicable generally accepted accounting principles, of the assets and financial condition of the Company as of December 31, 2014 and of the results of operations of the Company for the period from January 1, 2014 to December 31, 2014.

5.4.2                             All books and records (including accounting and tax records) of the Company have been properly kept materially in accordance with applicable Law, are in the Company’s unrestricted possession and materially reflect all transactions that are required to be reflected therein pursuant to applicable Law and any applicable accounting principles. Such books and records are in the Company’s unrestricted possession.

5.4.3                             The Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise, and whether known or unknown) whether or not required, if known, to be reflected or reserved against on the 2014 Financial Statements of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) disclosed in the 2014 Financial Statements; (ii) incurred in connection with this Agreement and the Transaction; or (iii) incurred after the December 31, 2014 in the ordinary course of business consistent with past practice.

5.4.4                             The Company is not a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between the Company on the one hand, and any affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangements”, where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, in the Company’s 2014 Financial Statements. “Affiliate” shall mean, as to any person or entity (a “Person”), any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

5.4.5                             There have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect. Since December 31, 2014, the Company has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice and the Company has not taken any action that if taken after the date hereof and prior to the Closing Date without the prior written consent of Purchaser would violate such provision.

5.5                               Assets

5.5.1                             The Company has valid title to, and is legal and beneficial owner of, all property and assets (whether real, personal, tangible or intangible) reflected in the 2014 Financial Statements or acquired by it since December 31, 2014, except for: (i) properties and assets disposed of since such date in the ordinary course of the Company’s business, (ii) customary rights of retention of title (handelsübliche Eigentumsvorbehalte). No Person, including the County of Göttingen, has the right to purchase or otherwise acquire the Hotel or the Real Estate as a result of this Agreement.

5.5.2                             With the exception of existing mortgages in favor of Kreis- und Stadtsparkasse Hann. Münden in relation to the Existing Debt, the Real Estate and the assets referred to in Section 5.5.1 are not encumbered with, and the Company is not under any obligation to grant or create, any liens, pledges, mortgages, charges, claims, options or other security interests or encumbrances of any kind in favor of any third party except for customary liens, pledges or other security rights in favor of suppliers, mechanics, workers, landlords, carriers and the like. There are no pre-emptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire any real property or any other assets owned by the Company or to request the granting of any rights or encumbrances in such assets.

5.5.3                             The Company is the sole and unrestricted owner of the Hotel and leaseholder of the Real Estate under the Ground Lease Agreements, which are valid and will continue to be valid and in full force and effect after the purchase by the Purchaser. Other than the Ground Lease Agreements, the Company does not lease any real estate and has no obligation to do so. Exhibit 5.5.3 contains true, complete and up-to-date copies of all excerpts from the land register of the Real Estate. As of the date hereof, such excerpts correctly reflect all facts required to be registered therein, no applications for registration with the land register are pending and there are no facts which are not registered therein, but would require a registration. The Company has the right to use and occupy the Hotel and the Real Estate, as currently conducted, pursuant to all applicable planning, zoning or building Laws and the building permissions and is in exclusive and, as of the date hereof, undisturbed possession thereof. Any and all required final acceptance confirmations of the building authority (Gebrauchs- und Schlußabnahmescheine) have been granted and conditions (Auflagen) thereof, if any, have been fulfilled.  Other constraints (behördliche Auflagen) and complaints by the authorities of neighbours with reference to the Real Estate are not given and no facts are known to Sellers, which could result in such constraints or complaints. Neither a Seller (directly or indirectly) nor the Company has leased or granted any right to use or occupy all or any portion of the Hotel and the Real Estate to a third party. The Hotel and the Real Estate have access to public roads, water supply, sewer facilities, electricity, gas, telephone, internet and other necessary public utilities. Neither the Company nor any Seller (directly or indirectly) is a party to any agreement providing for, or otherwise bound by, any covenant, restriction, burden or obligation adversely affecting the use, occupation or operation of the Hotel or any Real Estate by the Company (including zoning and building restrictions). Neither the Company nor the Sellers have granted any mortgage, pledge, encumbrance or other security interest in the Hotel and the Real Estate, except as shown in the excerpts from the land register for the Real Estate, nor is it or the Sellers under any obligation to do so. The current uses of the Hotel and the Real Estate, the occupancy thereof and the business operations therein comply with all material applicable building, zoning and land use requirements, and do not violate or conflict with any contractual obligations where such breach would reasonably be expected to result in a Material Adverse Effect to the Hotel or the Real Estate. To Sellers’ Knowledge, there are no development encumbrances or any unregistered using rights or neighborhood restrictions of the Hotel and the Real Estate. All contribution payments for ground and facilities development works in accordance with § 123 et seq. of the German Building Act that have fallen due as at this date, have been fully paid.

5.5.4                             To Sellers’ Knowledge, the buildings, improvement facilities, machinery and equipment and all personal property which are owned or used by the Company and are material for the business of the Hotel as currently conducted by the Company or the Lessee have no material defects, are in good operating condition and repair (except for ordinary wear and tear) and have been properly and regularly maintained and comply in all material respects with applicable Laws and is adequate and suitable for the purposes for which it is presently being used, except as set forth in Exhibit 5.5.4. The Hotel building has no mold and is not infested with sponge or wood worm (Schwamm und Holzwurm). The Company does not own, lease, license or possess any fixed tangible assets which are not used in, or required for, its business as currently conducted and the disposal of which may result in material obligations for the Company. All permits of public authorities necessary for the use of the

[***]Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Hotel and the Real Estate and its buildings as it is being used currently have been obtained, and upon the Closing Date, will transfer to Purchaser without further action on the part of any Party.

5.5.5                             The inventories of the Company have been maintained in the ordinary course of business and are sufficient and adequate for the operation of the Hotel. Such inventories are in accordance with past practice in substance, not obsolete and are substantially free from any defects and saleable or usable in the ordinary course of business, consistent with past practice.

5.5.6                             The Company has available to it, as owner or on the basis of valid lease, license or similar agreements, all assets (whether real, personal, tangible or intangible, including information technology and know-how and any documentation relating thereto) and services (by employees or any third parties) which are necessary or required by it in order to operate the Hotel in the ordinary course consistent with past practice. No Seller owns any assets currently used by the Lessee in the operation of the Hotel. The Lessee does not own any assets currently used in the operation of the Hotel.

5.5.7                             No lease agreements with regard to the Real Estate, the Hotel or parts thereof are existing, except as set forth in Exhibit 5.5.7. Any and all agreements with the lessees are included in the lease agreements as attached as Exhibit 5.5.7. The lessees have not notified the Company about defects of the Real Estate or the Hotel. There is no litigation with the lessees and the Sellers have no Knowledge of any claim pending or threatened against them or the Company by any lessee. There are no outstanding obligations of the Company open claims vis-à-vis the Lessee as of the Closing Date.

5.5.8                             There are no resolutions or agreements with the co-owners of the part heritable building rights registered in the land register (Teilerbbaugrundbuch) at the district court Hann. Münden, land register of the district Gimte, file no. [***], other than the Declaration of Partition Agreement, the deed dated 7 October 1992 — role of deeds no. [***] of the notary Christel Kallmann in Münden -, the deed dated 12 September 2000 — role of deeds no. 379/2000 of the notary Christel Kallmann in Münden — and the deed dated 12 September 2000 — role of deeds no. [***] of the notary Christel Kallmann in Münden.

5.5.9                             The current annual ground rent to be paid by the Company under the Ground Lease Agreements amounts to EUR 26,078.06.

5.5.10                      There are no conditions or obligations imposed by the planning authority or under German building and planning Law regarding the Real Estate and the Hotel, which have not yet been fulfilled. There are no parts of the Real Estate and the Hotel unfit, undeveloped or considered irreclaimable. The physical state of the Real Estate and the Hotel has never infringed public building and planning Law. No applications requesting planning permission for the Real Estate and the Hotel or parts thereof have ever been denied. There were never official investigations and examinations been carried out on or in connection with the Real Estate and the Hotel within the past five years, neither are such imminent or pending. No governmental authority has condemned the Hotel or the Real Estate, or has sought to acquire such property and the Sellers have no Knowledge of any pending or threatened claim by any governmental authority to take all or any portion of the Hotel or Real Estate.

5.5.11                      There are no charges in the land charges register (Baulastenverzeichnis) of the city of Hann. Münden regarding the Real Estate, in particular no public easements (Baulasten) or specific distance spaces (Abstandsflächen), except as set forth in Exhibit 5.5.11.

5.5.12                      The Company is the sole and exclusive owner of all right, title and interest in and to all licenses, sublicenses, rights, covenants, non-assertions, permissions, consents, release or waiver under or with respect to any Intellectual Property or technology (“Company Intellectual Property”). “Intellectual Property” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the Germany or any other jurisdiction or under any international convention, including all (a) patents and patent applications, including any continuation, continuation-in-part, divisional and provisional applications and any patents issuing thereon and any reissues, reexaminations, substitutes and extensions of any of the foregoing (“Patents”), (b) trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers and any registrations, applications, renewals and extensions of any of the foregoing and all goodwill associated with any of the foregoing (“Marks”), (c) Internet domain names, (d) copyrights, mask works, works of authorship and moral rights and any registrations, applications, renewals, extensions and reversions of any of the foregoing (“Copyrights”), and (e) trade secrets, know-how and confidential and proprietary information, customer lists, supplier and vendor lists, computer code, designs, formulae, compositions, algorithms, procedures, methods, techniques, ideas, research and development, data, specifications, processes, inventions (whether patentable or not and whether reduced to practice or not) and improvements, in each case, excluding any of the foregoing that comprise or are protected by issued Patents or published Patent applications (“Trade Secrets”). All Company Intellectual Property is owned or purported to be owned by the Company, in each case, free and clear of all Liens. All assignments related to the Company Intellectual Property are complete and have been recorded with the relevant governmental authorities. The Company has been granted valid and continuing intellectual property licenses in written contracts to make, use, sell, offer to sell, import, license and otherwise exploit, as the case may be, all licensed Company Intellectual Property as the same is made, used, sold, offered for sale, imported, licensed and otherwise exploited by the Company in its business as currently conducted, free and clear of all Liens. The Company Intellectual Property owned by or licensed to the Company include all of the Intellectual Property and technology sufficient to enable the Company to conduct its business in all material respects in the manner in which such business are currently conducted. All Company Intellectual Property will be transferred to Purchaser as of the Closing Date without the need for any action on the part of any Party and without the need for any governmental or third party consents or approvals. The Company has not received any claim (orally or in writing) (i) alleging any infringement, misappropriation, misuse, dilution or violation of any Intellectual Property or unfair competition, (ii) inviting the Company to take a license under any Intellectual Property or consider the applicability of any Intellectual Property to any products or services of, or the conduct of any business by, the Company, or (iii) challenging the ownership, use, validity, scope of right or enforceability of any Company Intellectual Property.

5.5.13                      The Company information technology systems are adequate and sufficient in all material respects (including with respect to working condition and capacity) for the operations of the Company. The Company has taken reasonable measures to preserve and maintain the performance, security and integrity of the information technology systems (and all software, information or data stored thereon). Since December 31, 2014, (i) there has been no failure with respect to any information technology systems that has had a Material Adverse Effect on the operations of the Company and has not been fully, remedied and (ii) to the Knowledge of the Sellers, there has been no unauthorized access to or use of any information technology systems (or any software, information or data stored thereon). The Company has provided sufficient disclosure with respect to its privacy policies and related practices, including providing any type of notice and obtaining any type of consent required by applicable Law. Such disclosures have not contained any material omissions of the Company’s privacy policies and related practices. The Company’s privacy policies and related practices are, in all material respects, consistent with standards that are customary in the industry.

5.6                               Permits; Compliance with Laws; State Aid

5.6.1                             To Sellers’ Knowledge, the Company has all governmental, regulatory and other permits, business registrations, licenses, authorizations and consents which are required under any applicable Law in order to operate its business as currently conducted and to operate the Hotel (the “Permits”). To Seller’s Knowledge, no Permit has been cancelled, revoked or restricted by any competent authority and no such authority has notified the Company in writing that it shall or may cancel, revoke, restrict or otherwise change the terms thereof, any Permit or otherwise change any terms and conditions thereof, nor, to Sellers’ Knowledge, are there any other circumstances which may reasonably be expected to result in any such cancellation, revocation restriction or change, with the exception of the restaurant permit

(Gaststättenerlaubnis) for the operation of the Hotel which will automatically expire (erlöschen) if Seller 1 and/or Seller 2 withdraw from the operating business of the Company.

5.6.2                             To Sellers’ Knowledge, the operation of the Hotel and any affiliated activities by the Company (the “Business” is, and (to the extent any non-compliance in the past may still be relevant as of today or in the future) has been, conducted, in all material respects, in compliance with all applicable Laws in all countries and jurisdictions in which the Company operates and with all Permits, in particular, without limitation, in compliance with antitrust laws, employment laws, social securities laws and corporate laws and, to the Knowledge of the Sellers, no condition or state of facts exists that is reasonably likely to give rise to a violation of, or a liability or default under, any applicable Law or Permit. As of the date hereof, the Company has not received any pending notice of any failure or alleged failure to comply with such Laws or Permits or is, to Sellers’ Knowledge, under investigation with respect to any such failure or alleged failure. To Sellers’ Knowledge, no Company or director or officer of the Company has been registered with respect to any such failure in any register maintained by any governmental authority (including the German Bundeszentralregister or Gewerbezentralregister).

5.6.3                             The Company has not received any aid, public grants, allowances and other subsidies (“State Aid”) at any time, with the exception of those enumerated in Exhibit 5.6.3.

5.6.4                             Neither the Sellers nor the Company, nor, to the Seller’s Knowledge, any Person acting on behalf of the Company or the Hotel: (i) has, at any time, used any Company funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, to secure any improper advantage or otherwise made any bribe, rebate, payoff, influence payment, unlawful kickback or other unlawful payment; or (ii) is directly or indirectly owned or controlled by, a Person (including but not limited to a “specially designated national” or “blocked person” under such statutes) that is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury and the proceeds from this Transaction will not go, directly or indirectly, to any such Person. To the Seller’s Knowledge, the operations of the Company are and have been conducted at all times in compliance with all applicable financial record keeping and reporting requirements, anti-terrorist financing legislation and money laundering statutes of all applicable jurisdictions and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to Money Laundering Laws is pending or, to the Knowledge of the Sellers, threatened.

5.7                               Litigation, Disputes

Except as set forth in Exhibit 5.7, as of the date hereof,

5.7.1                             the Company is not a party to, or otherwise involved in, any civil, criminal or administrative action, suit, investigation or other proceeding before any court, arbitrator or governmental authority which involves an amount in excess of € 5,000 each or is otherwise material for the Company’s Business (it being understood that, for the purpose of determining such amount or materiality, any proceedings relating to the same or similar matters shall be aggregated);

5.7.2                             no proceeding as referred to in Section 5.7.1 has been threatened or announced by or against the Company in writing or, to Sellers’ Knowledge, in any other manner; and

5.7.3                             the Company is not subject to any judgment, order, decree or settlement that imposes any outstanding or ongoing material obligation on the Company or is otherwise material for the Company’s Business.

5.8                               Employees

5.8.1                             Exhibit 5.8.1 contains a true and complete list, as of the date hereof, of all employees of the Company and of the Lessee whose annual salary (including any fixed minimum bonus, but excluding any variable or discretionary bonus and any benefits) is in excess of € 30,000 (the “Key Employees”). True and complete copies of the employment agreements of all Key Employees, as in effect as of the date hereof, including all amendments and side agreements, have been delivered to Purchaser prior to the date hereof. As of the date hereof, no notice of termination of any such employment agreement has been given, and no Key Employee has expressed the intention to terminate his or her employment with the Company.

5.8.2                             Exhibit 5.8.2 contains a list, true and correct in all material respects, as of the date hereof, of all employees of the Company and of the Lessee (including part-time employees and trainees (Auszubildende)), including, for each person, its function, age, date of employment as well as the entire remuneration (including fixed salary, vacation payments, company car, bonus payments, direct insurance, pension agreement, if any, etc.) granted by the Company to such person for the term from January 1, 2014 to May 31, 2015.

5.8.3                             Exhibit 5.8.3 contains a true and complete list, as of the date hereof, of all material collective agreements and material standard practices (e.g. betriebliche Übungen, Gesamtzusagen) by which the Company or the Lessee are bound. The Company and the Lessee are in full compliance with any such agreements, plans, schemes and practices. The Company and the Lessee are bound by, and in compliance with, the Framework Agreement on Employment Conditions of the Hotel and Catering Industry of the federal state of Niedersachsen (Manteltarifvertrag für das Hotel- und

Gaststättengewerbe in Niedersachsen), dated June 28, 2000.  The Company and the Lessee are not bound by any collective bargaining agreements (Tarifverträge).

5.8.4                             There are no redundancy, work-sharing or short-time working schemes of the Company or the Lessee which constitute a change of operations (Betriebsänderung) within the meaning of § 111 of the German Shop Constitution Act (Betriebsverfassungsgesetz) or require, under applicable Law, any consent by or consultation with any workers’ council or other body of employee representatives and which are currently in effect. The Company and the Lessee do not have any outstanding obligation or liability under such schemes or any other outstanding obligations vis-à-vis employees other than in the ordinary course of business. The Company and the Lessee are not bound by any restriction as to the closure, downsizing or other restructuring affecting the workforce of any of its businesses (or portions thereof), except for any restrictions under mandatory Law.

5.8.5                             Since January 1, 2014, there have not been any: (i) strikes or material work stoppages, (ii) there are no claims pending or to Sellers’ Knowledge, threatened, by employees relating to compensation, injury, illness, discrimination or disability resulting from their employment or unfair labor practices, and (iii) all remunerations (including but not limited to, holiday benefits, sales incentives, bonuses of any kind) have been paid by the Company and the Lessee. The Company and the Lessee are in material compliance with all applicable Laws and orders with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, pay equity and workers’ compensation, and has not engaged in any unfair labor practice.

5.8.6                             Exhibit 5.8.6 correctly sets forth each: (i) pension plan, agreement, program, policy, commitment or arrangement (including retirement, widows’, dependents’ and disability pensions) and old-age part-time schemes, (ii) other employee benefit plan, agreement, program, policy, commitment or arrangement (whether funded or unfunded, on a defined benefit or defined contribution basis, or otherwise) relating to retirement, death, disability, welfare benefits, medical benefits or anniversary payments, and (iii) severance, retention, employment, indemnification, consulting, “change of control”, bonus, incentive (equity-based, equity-related or otherwise), deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, in each case (under clauses (i), (ii) and (iii))  sponsored, maintained, entered into or contributed to, or required to be sponsored, maintained, entered into or contributed to, by the Company or the Lessee (the “Benefit Plans”). All the plans, agreements, programs, policies, commitments and arrangements set forth, or required to be set forth, in Exhibit 5.8.6 are and have been established, amended and operated in accordance with their terms and applicable Law. Any adjustments of pensions under the Benefit Plans have been made to the maximum extent permitted by applicable Law. True and complete copies of the following have been delivered to Purchaser prior to the date hereof: (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, written descriptions thereof), including any amendments thereto, and (ii) the two most recent actuarial valuations for each Benefit Plan (if any). Any pension or other obligations of the Company or the Lessee under the Benefit Plans have been fully funded based on reasonable actuarial assumptions and applicable Laws or, to the extent not funded, have been fully reflected in the 2014 Financial Statements in accordance with applicable accounting principles. No taxes are due and payable on any Benefit Plans or on any benefits (whether accrued or not) thereunder. All contributions to the pension security fund (Pensionssicherungsverein) (or similar funds or institutions under the Laws of any jurisdiction other than Germany) have been duly and timely paid. There are no pending or threatened claims against any Benefit Plan, the Company, the Lessee or the Hotel.

5.8.7                             There will be no outstanding obligations of the Company and of the Lessee vis-à-vis the employees of the Company and the Lessee at the Closing Date.

5.8.8                             The Company or the Lessee have not: (i) implemented any profit participation plans or stock option plans, or (ii) granted, directly or indirectly, any loans to shareholders, directors, officers or employees. or (iii) entered into any agreement, arrangement or understanding with any employees of the Company or the Lessee which would provide any of them any claims to any preferential treatment (e.g. reduced room rates at the Hotel) or other economic benefits outside their regular employment agreements, if any, which would cause any financial detriment to the Company or the Lessee.

5.8.9                             The Company has no works council nor have election proceedings for the establishment of a works council (Wahlverfahren zur Bildung eines Betriebsrates) been commenced.

5.8.10                      By letter as of the date hereof, the Company will inform all of their employees of the Transaction by means of an information letter, a sample copy of which is attached hereto as Exhibit 5.8.10. The Sellers will make sure that the Lessee will also inform all of its employees of the Transaction by means of an information letter, a sample copy of which is attached hereto as Exhibit 5.8.10.

5.9                               Agreements

5.9.1                             Exhibit 5.9.1 contains a true and complete list of all of the following agreements by which the Company is bound or under which it may still have any obligation or liability (“Material Agreements”):

a)                           agreements relating to the acquisition, sale or encumbrance of any shareholding, business or real estate or of any other fixed asset, provided the consideration or value of such other fixed asset exceeds € 5,000;

b)                           joint venture, partnership or cooperation agreements relating to the conduct of the business of the Company, including agreements that purport to limit, curtail or restrict the ability of the Company to (i) compete in any geographic area or line of business or restrict the Persons to whom the Company may sell products or deliver services or (ii) hire or solicit any Person;

c)                            rental, lease or supply agreements which relate to the Hotel and the Real Estate and/or the operations of the Company and provide for annual payments of EUR 5,000 or more or are for a remaining duration exceeding one year as of the date hereof;

d)                           loan agreements, bonds, guarantees, mortgages, notes or other agreements relating to financial debt (including finance leases, sale and leaseback arrangements, asset backed financing or securitization agreements); or agreements which grant or create any Lien, pledge or other security interest in any assets of the Company in respect of any such financial debt;

e)                            agreements with distributors, sales agents and other resellers or sales representatives which are either exclusive or account for more than 10% of the revenues of the Company in 2014;

f)                             any long-term agreements (Dauerschuldverhältnisse) of any type other than those referred to above (i) which provide for outstanding payments in excess of EUR 2,500, or (ii) which provide for an annual consideration in excess of EUR 10,000 and may not be terminated by the Company on less than six months’ notice and/or without a penalty;

g)                                    agreements with any (i) governmental authority or (ii) to the Knowledge of the Sellers, contractor or subcontractor to any governmental authority;

h)                                   agreements with any Seller or the Lessee, any officer of the Company or the Lessee, or any Affiliate of the Company or Lessee, including indemnification agreements;

i)                                       agreements relating to any single or series of related capital expenditures by the Company pursuant to which the Company or the Lessee has future financial obligations in excess EUR 10,000 for capital expenditures; or

j)                                      agreements that are not terminable by the Company on notice of one hundred eighty (180) days or less without penalty.

5.9.2                             True and complete copies of all written Material Agreements, as presently in effect, have been delivered to Purchaser prior to the date hereof. To Sellers’ Knowledge, all Material Agreements have been validly entered into on behalf of the Company, are valid and binding obligations of the Company, and are in full force and effect and fully enforceable in accordance with their terms. No written notice of termination has been given, nor, to Sellers’ Knowledge, has any such termination been threatened or announced, to the Company or any Seller with respect to any Material Agreement. Neither the Company nor, to Sellers’ Knowledge, any third party to any Material Agreement is in default or breach under any such agreement, except for any default or breach which would not entitle the other party to terminate or amend any such agreement and shall not result in damage or other claims of the other party in excess of EUR 5,000 per agreement nor, to the Knowledge of the Sellers, does any condition exist that, with notice or lapse of time or both, would constitute a material default or breach thereunder by the Company or the Lessee. To the Knowledge of the Sellers, no other party to any Material Agreement is in default or breach thereunder in any material respect, nor, to the Knowledge of the Sellers, does any condition exist that with notice or lapse of time or both would constitute a material default or breach by any such other party thereunder. No approval, consent or waiver of any Person is needed in order that any Material Agreement continue in full force and effect following the consummation of this Agreement and the Transaction

5.9.3                             Except as set forth in Section 5.9 or Exhibit 5.9.3, the Company is not bound by, nor has any outstanding obligation or liability under, any of the following agreements:

a)                           agreements with Sellers (including employment or service agreements or arrangements relating to group charges) or any Person related (nahestehend) to a Seller;

b)                           acquisition or similar agreements entered into at any time after the formation of the Company which require any corporate approval or registration in any company register in order to be valid or enforceable;

c)                            agreements relating to the sale or disposal of shareholdings, businesses or real estate, which provide for any outstanding payment or indemnification obligations;

d)                           loans, guarantees, letters of credit, indemnities or suretyships issued by the Company, or by any third party on behalf of the Company (with a recourse claim against the Company) or agreements under which the Company provides a security interest in any of its assets, in each case with respect to any indebtedness of a third party;

e)                            subordination agreements (Rangrücktrittserklärungen);

f)                             agreements relating to forward transactions, futures, options, swaps or other derivatives or hedging arrangements;

g)                            arrangements for the financing of the Company with discounted bills;

h)                           any agreements or arrangements relating to the factoring, securitization or discounting of trade receivables;

i)                               agreements with consultants or advisors which provide for annual (fixed or minimum) fees in excess of EUR 5,000 or cannot be terminated within a period of three (3) months after the date hereof without payment to be made to the consultant or advisor;

j)                              agreements (excluding customary territorial restrictions in supplier or reseller agreements) that materially limit the freedom of the Company to compete in any line of business or geographic area or with any third party;

k)                           agreements with a change of control provision;

l)                               licenses by which the Company is granted the right to use Intellectual Property material to the conduct of its business, other than licenses for commercial software that is “off-the-shelf” or widely available;

m)                       joint ventures, partnerships or similar contracts or agreements involving a sharing of profits, losses, costs or liabilities by the Company;

n)                           agreements entered into outside the ordinary course of the Company’s business.

5.10                        Insurance Coverage

5.10.1                      Exhibit 5.10 contains a true and complete list of all insurance policies relating to the assets, Business or operations of the Company (other than company car, accident or travel insurance policies resulting in annual premiums of less than EUR 500 per policy) (the “Insurance Policies”), setting forth for each the insurer, insured party, policy number, insured risk and amount, applicable deductibles and annual premium.

5.10.2                      To the extent indicated in Exhibit 5.10, true and complete copies of the Insurance Policies have been delivered to Purchaser prior to the date hereof. All Insurance Policies have been issued by insurers which, to the Knowledge of the Sellers, are reputable and financially sound, provide coverage for the operations conducted by the Company of a scope and coverage consistent with customary practice in the industries in which the Company operate and are in full force and effect and no notice of cancellation or termination has been issued or received by the Company. The Company has duly paid all premiums and is in compliance with all other obligations under such insurance policies (including all obligations relating to any notifications and other actions required for the insurance coverage). No Insurance Policy shall terminate or may be terminated or modified by the insurer as a result of the consummation of the Transactions. Coverage under all Insurance Policies, as in effect as of the Closing Date, shall continue in full force and effect under the current policy terms after the Closing Date.

5.10.3                      As of the date hereof, no claims by the Company are pending under any of such policies, except for the claims set forth in Exhibit 5.10. With respect to any of the claims set forth in Exhibit 5.10, coverage has not been questioned, denied or disputed by the insurer.

5.11                        Certain Transaction-Related Fees and Expenses

Except as set forth in Exhibit 5.11, the Company does not have any obligation or liability to pay any fees or commissions or to reimburse any monies to any broker, finder, agent, consultant, counsel or other third party (including any Seller) with respect to this Agreement or the Transaction. Sellers, jointly and severally, hereby agree to indemnify and hold Purchaser harmless with respect to any claim for fees and commissions (including the claims as set out in Exhibit 5.11) by any such Person. This provision is separate and apart from the indemnity provisions in Section 8 and in particular the limitations provided for therein), but is subject to the Indemnification procedures as stated in Section 8.4

5.12                        Conduct of Business since December 31, 2014

During the period between December 31, 2014 and through the Closing Date, except as disclosed in Exhibit 5.12, the Business of the Company has been conducted in the ordinary course, in a manner consistent with past practice, and the Company has not taken, or committed to take, and will not take, any of the following actions nor has any of the following events occurred with respect to the Company:

5.12.1                      any change of the partnership agreement of the Company, any merger, spin-off, complete or partial liquidation or dissolution or similar corporate reorganization; any other material restructuring of the business organization of the Company (whether or not requiring any corporate action);

5.12.2                      any distributions, dividends, withdrawals or any profit transfer to any Seller or any third party profit participation; any repayment or redemption of any interests in the Company; any payment or transfer to, or other transaction with, any Seller or any member of Sellers’ Group not made on arm’s length terms;

5.12.3                      any acquisition, encumbrance or divestiture of: (i) a shareholding in any other entity or any business; or (ii) any partnership capital increase commitments (put option granted);

5.12.4                      any guarantee or the granting of any security interest, or otherwise the incurrence of any off-balance sheet liability (whether contingent or otherwise) by the Company in respect of any indebtedness of any third party;

5.12.5                      any investment in, or the making of any loan to, any other company or Person;

5.12.6                      any action qualifying as a change of operations (Betriebsänderung) within the meaning of § 111 of the German Shop Constitution Act (Betriebsverfassungsgesetz) or other restructuring or action materially affecting the workforce which requires any consent by or consultation with anybody of employee representatives;

5.12.7                      any change in any method of accounting or accounting practice or policy, other than as required by a concurrent change of general accounting principles;

5.12.8                      the initiation of any material litigation before any state or federal court, governmental agency or arbitration tribunal; or

5.12.9                      any force majeure event (fire, flood, earthquake, storm, hurricane or other natural disaster, war, invasion, act of foreign enemies, hostilities (whether war is declared or not), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption or failure of electricity) has occurred which, individually or together with related events, has, or is reasonably likely to have, a negative economic impact on the Company exceeding EUR 250,000;

5.12.10               any mortgage, pledge or agreement to incur any material Lien on any portion of the assets of the Company including, but not limited to, the Hotel and/or the Real Estate;

5.12.11               the sale, assignment or transfer of any material portion of the tangible assets of the Company, except in the ordinary course of business, or any merger, consolidation or similar extraordinary transaction;

5.12.12               the sale, assignment or transfer of any of its material Company Intellectual Property;

5.12.13               any material capital expenditures or commitments therefore, except in the ordinary course of business;

5.12.14               any revaluation of any of the Company’s assets, including, without limitation, writing down the value of any assets or inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

5.12.15               any delay or postponement of the payment of accounts payable and other liabilities outside the ordinary course of business;

5.12.16               any material damage, destruction or loss (whether or not covered by insurance) to the Company’s property;

5.12.17               except for normal increases in the ordinary course of business, or as required by previously existing contract, increased the compensation or benefits payable to any of its officers or employees;

5.12.18               the entry into any agreement, arrangement or commitment to take any actions specified in this Section 5.12, except for this Agreement.

5.13                        Bank Accounts

Exhibit 5.13 sets forth a list of all bank accounts, and all safe deposit boxes, maintained by the Company relating to the operation of the Hotel, and a listing of the persons authorized to draw thereon or make withdrawals there from or, in the case of safe deposit boxes, authorized to obtain access thereto.

5.14                        Correct Information

All documents, certificates, written reports or written statements furnished by Sellers or on behalf of Sellers to Purchaser in connection with this Agreement or the transactions contemplated hereby are true, complete and accurate in all material respects. Sellers are not aware of any other facts, except for existing and/or planned legislation, material to the Business as conducted on the Closing Date, operations, condition (financial or otherwise), liabilities, assets, earnings or working capital of the Company or the Hotel and the Real Estate.

Section 6
Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Sellers as follows, as of the date hereof and as of the Closing Date:

a)                                   Purchaser is a limited liability company duly incorporated, validly existing and in good standing under the Laws of Germany and has all limited liability company powers required to carry on its business as presently conducted.

b)                                    The execution and performance by Purchaser of this Agreement are within Purchaser’s limited liability company powers, do not violate the articles of association or by-Laws of Purchaser and have been duly authorized by all necessary company actions on the part of Purchaser.

c)                                     Assuming compliance with any applicable requirements under applicable merger control laws and other regulatory laws, the execution and performance of this Agreement by Purchaser requires no approval or consent by any governmental authority or other third party and does not violate any applicable Law or decision by any court or governmental authority, agreement or obligation binding on Purchaser. In particular, no merger control clearance under German or EU law is required for the consummation of the Transaction.

d)                                    There is no lawsuit, investigation or proceeding pending against, or to Purchaser’s knowledge as of the date hereof, threatened in writing against Purchaser before any court, arbitrator or governmental authority which in any manner challenges or seeks to prevent, alter or materially delay the transactions contemplated by this Agreement.

Section 7
Covenants

7.1                               Covenant not to Compete; Non-Solicitation

For a period of three years from the Closing Date, none of Sellers shall, directly or indirectly,

7.1.1                             engage in any business competing with the Company’s business as conducted as of the Closing Date in the federal state of Niedersachsen Germany (a “Competing Business”), acquire or hold any interest in a Competing Business or advise or assist any Competing Business; provided, however, that the acquisition of a non-controlling interest of less than 5% in a publicly listed company or group shall be exempt from the covenant not to compete;

7.1.2                             solicit for employment any of the then current employees of the Business;

7.1.3                             solicit or otherwise interfere with any then current relationship between the Company and any other Person, including but not limited to, customers, booking agents, vendors or suppliers;

7.1.4                             utilize any internet site, trade name, trade dress, mark, name, advertisement, announcement or public notice or persona that is confusingly similar to the name, image, likeness or business of the Company or the Hotel as utilized as of the Closing Date; or

7.1.5                             take any action, in writing, orally or electronically, or publish, transmit or otherwise communicate, publicly or privately which does, is intended to, or would reasonably be expected, to harm the Company, its Business, its affiliates, and their respective directors, officers, employees or agents, or its or their reputation or which would reasonably be expected to lead to unwanted or unfavourable publicity, ridicule, defamation, condemnation, scorn, or humiliation.

7.2                               Confidentiality

For a period of three years after the Closing Date, Sellers shall keep confidential and not disclose to any third party any proprietary business information or Trade Secrets of the Company (“Confidential Information”), other than those which have become publicly known through no fault of the Sellers or which the Sellers are required to disclose in order to comply with any legal requirements, which requirement shall not have been caused by the acts of Sellers.

7.3                               Access to Information after Closing

As of 31 May 2015, Seller shall, and shall cause Lessee to, afford to Purchaser and its representatives access to accounting, financial and other records or information relating to the Company which are available to the Sellers and to Lessee and shall further, to the extent that such records or information relate to the Company, provide them copies thereof at their specific request and at their expense. For the avoidance of doubt, all accounting documents of the Company relating to the business years 2003 to 2014 shall remain with the Sellers to be available for future field audits (Betriebsprüfungen). Sellers and Purchaser shall not, for a period of ten (10) years following the Closing Date, destroy, alter or otherwise dispose of any of such books and records, or any portions thereof relating to the Company and to periods on or prior to the Closing Date and/or matters relating to this Agreement and the transactions contemplated hereby without first giving at least thirty (30) days prior written notice to the respective other Party and offering to surrender to them such books and records or such portions thereof.

7.4                               Further Assurances; Cooperation

7.4.1                             Sellers shall execute, or cause to be executed, all agreements and documents and take, or cause to be taken, all other actions necessary under applicable Laws and regulations to consummate the transactions contemplated by this Agreement.

7.4.2                             Each Party agrees to do, promptly and at its own expense, anything reasonably requested by the other Party (such as transferring domain names and other Company Intellectual Property, obtaining consents, signing and producing documents, getting documents completed and signed) as may be necessary or desirable to give full effect to the provisions of this Agreement and to the Transaction.

7.4.3                             Each Party shall act in good faith, promptly as reasonably practicable answer any communication received from the other side and make itself available to discuss any issue raised.

[***]Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

7.4.4                             Sellers shall and shall cause each of its representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any third party (other than Purchaser) relating to any offer or proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to an offer or proposal to purchase the Company, the Hotel, the Real Estate or any of the Sellers’ interests therein or the assets of the Company or to merger or consolidate with the Company (an “Acquisition Proposal”). Sellers and the Company shall not engage in any such discussions or negotiations after the date hereof and shall, within 24 hours after receipt of any contact that relates or may relate to an Acquisition Proposal, provide all information they may have relating thereto to Purchaser.

7.5                               Company Cars

The Parties agree that the car currently used by the Company, a VW Variant (license plate [***]) shall continue to be used for the operation of the Hotel and shall be transferred together with all keys, accessories and registration and ownership documents to the Purchaser as of the Closing Date.

Section 8
Indemnification by Sellers

8.1                               Indemnification Claim

8.1.1                             Subject to the provisions contained in this Section 8, Sellers shall, as joint and several debtors, indemnify and hold Purchaser harmless from any Losses (as defined below) asserted against, incurred or suffered by Purchaser or the Company as a result of any inaccuracy or breach of any Warranty contained in Section 6 or any violation of a covenant, agreement or undertaking contained in this Agreement (“Indemnification Claim”); provided that Seller may first try to remedy the breach (if such breach is capable of being remedied) within a time period of two months after Sellers’ Representative has been notified of such breach pursuant to Section 8.4 below (unless such remediation would not reasonably be possible or practicable). For the purpose of this Agreement, “Losses” shall mean the amount necessary to put the respective Party into the position it would have been in had the event or action that triggered the Indemnification Claim not occurred, provided, however, that (i) consequential damages (Folgeschäden), (ii) any lost profits (entgangener Gewinn) and (iii) internal administration or overhead costs of the Purchaser are excluded.

8.1.2                             Any Indemnification Claim made hereunder shall have the nature of a reduction of the Purchase Price and shall be deducted against the principal balance of the Seller-Financing by means of a writing signed by an authorized officer of the Purchaser and delivered to the Sellers’ Representative.

8.1.3                             Sellers shall not be liable for, and Purchaser shall not be entitled to bring any Indemnification Claim for Losses under or in connection with this Agreement if and to the extent that:

a)                           the matter to which the Indemnification Claim relates has specifically been taken into account and is set forth in the Closing Date Financial Statements by way of a liability (Verbindlichkeit), reserve (Rückstellung), or depreciation (Abschreibung), or exceptional depreciation (außerplanmäßige Abschreibung), or depreciation to reflect lower market values (Abschreibung auf den niedrigsten beizulegenden Wert);

b)                           the amount of the Indemnification Claim is or could reasonably have been recovered from a third party or under an insurance policy in force on the Closing Date within one year from the date of the notice of the Indemnification Claim, provided that the foregoing exception shall not apply if and to the extent that Purchaser has validly assigned its claims against such third party or insurer to Sellers who hereby accept such assignment, if any;

c)                            the Indemnification Claim results from a failure of Purchaser or the Company to mitigate damages pursuant to § 254 BGB;

d)                           the Sellers can prove that the matter to which the Indemnification Claim relates, is known (including grossly negligent failure to know (grob fahrlässige Unkenntnis), as of the Closing Date, to the Purchaser or its representatives; or,

e)                            the matter to which the Indemnification Claim relates, was disclosed to Purchaser in this Agreement or its Exhibits.

8.2                               Thresholds and Limitation of Liability

8.2.1                             Sellers shall not be liable under this Section 8 in respect of any individual Indemnification Claims to the extent such individual or the aggregate of the Indemnification Claims is below EUR 5,000, provided however that: (a) all claims or series of claims having a similar initiating fact or cause or having the same object or origin shall be taken into account as one single claim, and (b) if the total amount of the individual claim or such series of claims according to Section exceeds the amount of EUR 5,000 at any time, Sellers shall indemnify the whole amount of such claim or claims starting with the first Euro (Freigrenze).

8.2.2                             Sellers’ total liability for Indemnification Claims in Section 8.1.1 shall be limited to an aggregate amount equal to the principal balance of the Seller-Financing on the Business Day immediately after 31 May 2015.

8.2.3                             Irrespective of any other provision in this Agreement, the limitations set forth in Sections 8.2.1 and 8.2.2 shall not apply with respect to the Warranties contained in Sections 5.1, 5.2,  5.3 and  5.7 (Litigation).

8.3                               Survival Periods

Except as expressly stated otherwise herein, any Indemnification Claim of Purchaser shall be time-barred (verjähren) upon the expiration of two (2) years from the Closing Date. As an exception to the foregoing, claims under the Warranties contained in Sections 5.1, 5.2 and 5.3shall be time-barred after ten (10) years from the Closing Date (the “Survival Periods”).

8.4                               Indemnification Procedures

8.4.1                             In the event of an Indemnification Claim, Purchaser shall immediately (in any event within six (6) weeks) after Purchaser has become aware of the inaccuracy, breach or violation, notify the Sellers’ Representative in writing of such inaccuracy, breach or violation.

8.4.2                             In order for Purchaser to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person against Purchaser (a “Third Party Claim”), Purchaser shall deliver notice thereof to Sellers’ Representative promptly after receipt by such Purchaser of actual knowledge of any Loss or of written notice of the Third Party Claim (in any event within 6 weeks thereof), describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Sellers from any of their obligations under this Section 9 except to the extent that the Sellers are materially prejudiced by such failure.

8.4.3                             The Sellers shall have the right, upon written notice to Purchaser within thirty (30) days of receipt of notice from Purchaser of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Sellers with counsel selected by the Sellers and reasonably satisfactory to Purchaser. If the Sellers assume the defense of such Third Party Claim, Purchaser shall have the right to employ separate counsel and to participate in the defense thereof (and the Sellers’ counsel shall cooperate therewith), but the fees and expenses of such counsel shall be at the expense of Purchaser. If the Sellers assume the defense of any Third Party Claim, Purchaser shall, at the Sellers’ expense (excluding legal and other advisory fees) cooperate with the Seller in such defense and make available to the Sellers all witnesses, pertinent records, materials and information in Purchaser’s possession or under Purchaser’s control relating thereto as is reasonably required by the

Sellers. Whether or not the Sellers assume the defense of a Third Party Claim, Purchaser shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim or enter into any judgment or settlement involving any relief without the Sellers’ prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Sellers assume the defense of any Third Party Claim, the Sellers shall not, without the prior written consent of Purchaser, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment: (i) involves a finding or admission of wrongdoing by the Purchaser, (ii) does not include an unconditional written release by the claimant or plaintiff of Purchaser from all liability in respect of such Third Party Claim, or (iii) imposes any restrictions or other equitable remedies on Purchaser or any obligation on Purchaser other than solely the payment of money damages for which Purchaser will be fully indemnified hereunder.

8.4.4                               In the event Purchaser should have an Indemnification Claim against the Sellers hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Purchaser, Purchaser shall deliver notice of such Indemnification Claim promptly to the Sellers’ Representative describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Sellers from any of their obligations under this Section 9 except to the extent that the Sellers are materially prejudiced by such failure. The Sellers shall be liable for any undisputed Indemnification Claim within (30) thirty days after receipt thereof and the Purchaser shall provide to the Sellers’ Representative a calculation of the then resulting outstanding principal balance of the Seller-Financing after deduction of the Indemnification Claim, and the Seller-Financing shall thereupon be reduced to such principal amount, but no other change in the terms of the Seller-Financing shall occur.

8.4.5                               No claim may be asserted against the Sellers for any Third Party Claim or any breach of any representation, warranty or covenant contained herein, unless written notice of such claim is received by the Sellers’ Representative describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the Survival Periods, in which case such representation, warranty or covenant shall survive as to such claim until such claim has been finally resolved. The Sellers shall take no action to avoid receipt of the notices hereunder or the payment of legitimate claims of Purchaser.

8.4.6                               In the event Sellers fail to engage counsel for Purchaser under Section 8.4.3 above within the time period allotted, then Purchaser may engage counsel of its choice and direct such counsel to render its invoices to the Sellers who shall pay such invoices within (30) thirty days of receipt.

8.5                               No Additional Rights or Remedies

Purchaser’s rights arising out of a breach of the Warranties or any violation of a covenant, agreement or undertaking contained in this Agreement shall be exclusively governed by the terms of this Agreement. To the extent permitted by Law and except for any claims for, fraud or willful misconduct (Vorsatz), any statutory rights including the statutory representations and warranties (§§ 434 et seq. BGB), any statutory pre-contractual or contractual obligations (§ 311 (1) and (2) BGB) not explicitly contained in this Agreement and any claims for frustration of contract (§ 313 of the BGB) are hereby excluded.

Section 9
Tax Indemnity

9.1                               Definitions

The following terms, as used in this Section 9, shall have the following meanings:

“Pre-Closing Date Period” means any Tax assessment period (e.g. Veranlagungszeitraum under German tax Laws) ending on or before the Closing Date or the portion up to the Closing Date of any Tax assessment period (Veranlagungszeitraum) beginning before and ending after the Closing Date.

“Tax” for purposes of this Section 9, means any tax (Steuer) within the meaning of § 3 of the German Tax Code (Abgabenordnung, AO), social security contribution, or other contribution or charge imposed by any governmental or other public authority (including, but not limited to, any withholding on amounts paid to or by any person), in each case such term including any interest, penalty, fine or addition thereto excluding, to the extent the relevant tax assessment (Steuerfestsetzung) or tax declaration (Steueranmeldung) has been made after the Closing Date, late payment fine (Säumniszuschlag) and including any Tax for which an entity or person is (jointly or secondarily) liable under any Law, agreement or otherwise.

“Tax Refund” means any repayment of any Tax, received in cash or by way of set-off with any other Tax liability.

“Tax Return” means any return, declaration, report, application for refund, notice, form or information relating to any Tax, including any schedule or attachment thereto.

9.2                               Tax Indemnification

9.2.1                             Purchaser is obliged to notify the competent tax authority of the commencement of a new business (Betriebseröffnung) within the meaning of § 138 (1) of the General Tax Code (Abgabenordnung, AO) with no undue delay but in no case later than 20 Business Days after the Closing Date.

9.2.2                             Sellers, as joint and several debtors, shall indemnify the Purchaser from a potential liability of the Purchaser pursuant to § 75 AO or § 11 para. 2 of the Land Tax Act (Grundsteuergesetz, GrStG).

9.2.3                             With regard to any Tax for which Purchaser seeks reimbursement or indemnity under this Section 10, Purchaser shall (i) provide to the Sellers’ Representative without undue delay, at the latest (14) fourteen days prior to the expiration of the legal objection deadline (Rechtsbehelfsfrist), a copy of the respective tax assessment notice or liability claim notice, (ii) file in due course a legal objection notice (Rechtsbehelf) upon the reasonable request of the Sellers’ Representative, and (iii) conduct the legal remedy procedures as reasonably instructed by the Sellers’ Representative, all at Sellers’ expense that will be promptly advanced or reimbursed upon demand.

9.2.4                             Any indemnification claim of the Purchaser under this Section 9 shall become time barred six (6) months after the respective tax notice or liability claim notice has become final, binding and irrevocable (formell und materiell bestandskräftig), provided however, that once Sellers are on notice of an indemnification claim hereunder, such claim shall survive until it has been resolved. Indemnification claims under this Section 9 are not subject to the mitigation, amount or time limitations set forth in Section 8.

9.2.5                             Sellers shall indemnify and hold Purchaser harmless against all Taxes imposed on Purchaser by way of a binding assessment (formell bestandskräftiger Bescheid) which is neither preliminary (vorläufig) nor subject to the statutory reservation for review by the relevant Tax Authority (Vorbehalt der Nachprüfung), if and to the extent such Taxes: (i) relate to the activities of the Company during any period ending on or prior to the Closing Date, and (ii) have not been paid by the Closing Date or have not been included in the Closing Date Financial Statements by way of a liability (Verbindlichkeit) or a reserve (Rückstellung). For the avoidance of doubt, it is expressly agreed that the aforementioned indemnity also covers tax risks resulting from the activities of legal entities which were contributed to, or the assets of which were taken over by, the Company.

9.2.6                             Any indemnity payment pursuant to this Section 9 shall become due within sixty (60) days after Purchaser has notified Sellers in writing of the respective Tax (such notice to include copies of all relevant Tax assessments), but in no event earlier than ten (10) Business Days before the relevant Tax becomes due and payable to the competent Taxing Authority. Should the Sellers not pay such Tax indemnity payment due within the time period set forth herein, Purchaser may pay such amount, if necessary or desirable in Purchaser’s sole discretion, and thereafter Purchaser shall deduct such payment from the Seller-Financing and shall provide to the Sellers’ Representative a calculation of the then resulting outstanding principal balance of the Seller-Financing after deduction of the Tax indemnity payment, and the Seller-Financing shall thereupon be reduced to such principal amount, but no other change in the terms of the Seller-Financing shall occur.

9.3                               Tax Refunds

Purchaser shall pay to Sellers the amount of any Tax Refund received by the Company and relating to any Pre-Closing Date Period, except to the extent that any such Tax Refunds are shown as an asset in the Closing Date Financial Statements and/or have been included in the calculation of the Adjustment Amount. Purchaser shall notify Sellers’ Representative of any assessment of such Tax Refunds as soon as reasonably practicable. Any amount payable to Sellers pursuant to this Section 9.3 shall be due and payable within twenty (20) Business Days after the Tax Refund has been received by the Company.

9.4                               Preparation of Tax Returns and Payment of Tax

Sellers shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by or on behalf of the Company for periods ending on or before the Closing Date (i.e. not for the business year 2015) and shall timely pay, or cause to be timely paid, all Taxes payable under such Tax Returns.

9.5                               Cooperation on Tax Matters

After 31 May 2015, Purchaser and Sellers’ Representative, on behalf of the Sellers, shall reasonably cooperate and shall cause their representatives to reasonably cooperate with each other in connection with all Tax matters relating to any Taxes payable by the Company for any period through the current financial year, including the preparation and filing of any Tax Return or the conduct of any Tax audits, investigations or other proceedings. Cooperation between Purchaser and Sellers’ Representative shall include (but shall not be limited to) the making available by either Party to the respective other Party of all books and records and the assistance of all officers and employees, to the extent necessary in connection with such Tax matters. Any out-of-pocket expenses reasonably incurred by either Party in connection with any such cooperation shall be borne by the respective other Party requesting such cooperation.

Section 10
Environmental Indemnity

10.1                        Definitions

The following terms, as used in this Section 10, shall have the following meanings:

“Environmental Contamination” means any Hazardous Materials (as defined below), pollutants, contaminants or other substances that are existing in the soil, buildings or installations, groundwater or surface water or air and are required to be cleaned up, contained or investigated or otherwise remedied or addressed by the Company pursuant to any Environmental Law (as defined below);

“Environmental Law” means any law or regulation or other legally binding rule imposing standards of conduct, technical norms or standards or liability, Environmental

Permits and requests of any government, court or authority, in each case relating to pollution, Hazardous Materials, protection of human health or safety or the environment (including ambient air, surface water, groundwater or land surface) with respect to, or otherwise relating to, any Environmental Matter, as in effect from time to time;

“Environmental Loss” means any costs and expenses (including attorney’s fees and expenses, expert’s fees and expenses, clean-up, containment and investigation costs and expenses incurred in connection with any business, building or expansion activities after the Closing Date), liabilities, damages and other Losses (whether direct or consequential) related to any Environmental Matter incurred or suffered by Purchaser or the Company;

“Environmental Matter” means any matter which relates to the use, handling, manufacturing or generation, distribution, collection, transportation, storage, disposal, cleanup or Release of Hazardous Materials or waste, to health and safety or otherwise to the protection of the environment, natural resources or endangered or threatened species;

“Environmental Permit” means any permit, registration, approval, consent, filing or other authorization required under any Environmental Law;

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form and polychlorinated biphenyls; and (b) any contaminant, pollutant, waste, chemical or other hazardous or toxic materials and all other materials and substances controlled, prohibited or regulated under or by any Environmental Law, or with respect to which any liability may arise or be imposed under any Environmental Law;

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

10.2                        Environmental Indemnity

10.2.1                      Subject to the provisions contained in this Section 10, and only if and to the extent any individual or aggregate of the Environmental Loss exceeds EUR 5,000, Sellers shall, as joint and several debtors, fully indemnify Purchaser from any Environmental Losses incurred by Purchaser or the Company for all Environmental Losses (starting at the first Euro) once the Environmental Losses exceed EUR 5,000 (Freigrenze) which arise out of:

a)                             any Environmental Contamination existing prior to or on the Closing Date for which a claim against Purchaser or the Company is made or for which Purchaser or the Company is responsible or liable under any Environmental Law at any time prior to or after the Closing Date;

b)                             any claim of any third party, including any governmental authority, relating to the failure by the Company or the Lessee, at any time prior to or on the Closing Date, to comply with, or relating to any liability or alleged liability under any Environmental Lawor Environmental Permit;

c)                              any Environmental Matter (irrespective of the time when such matter has been caused and irrespective of  the party, including the Company, that has caused such matter) related to any property, building, facility or other asset which has been disposed of or abandoned by the Company prior to the Closing Date; and

d)                             any use, storage, disposal or Release of Hazardous Materials in connection with the operation of the business of the Company or the Lessee prior to or on the Closing Date.

10.2.2                      Any claims of Purchaser under this Section 11.2 shall be time-barred (verjähren) upon the expiration of five (5) years from the Closing Date.

10.3                        Indemnification Procedure

If Purchaser or the Company becomes aware of any facts which may give rise to an indemnification claim under Section 10.2, Section 8.4 shall apply mutatis mutandis.

[***]Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Section 11
Miscellaneous

11.1                        Notices; Power of Attorney; Process Agent

11.1.1                      All notices, requests and other communications hereunder shall be made in writing in the English language and delivered by hand or by courier to the Person and the address set forth below, whereas all Sellers shall be deemed to be notified upon notification by Purchaser to the Sellers’ Representative:

To the Sellers:

[***]

GERMANY

with a copy to:

Mr. Heinrich Scharpenberg

Dipl.-Kfm. Holger Tonn

Hallenbadstraße 35

34346 Hann. Münden

GERMANY

To Purchaser:

Trans World Hotels Germany GmbH
Mr. Paul Dallas Benkley

Director of Business Development
Geschäftsführer
Am Reitpfad 4

64500 Seligenstadt, Germany

with a copy to:

Dr. Christian Berger
avocado rechtsanwälte
Schillerstr. 20
60313 Frankfurt, Germany

and to:

Jeffrey A. Koeppel

Law Offices of Kirk Halpin & Associates, P.A.

6339 Ten Oaks Road, Suite 150

Clarksville, Maryland 21029
United States of America

11.1.2                      Seller 1 hereby appoints Sellers’ Representative as the process agent (Zustellungsbevollmächtigter) in Germany for proceedings before any court, governmental authority or arbitral tribunal arising under, or in connection with, this Agreement which involve one or more of Sellers as party. This power of attorney can only be revoked if another person or corporation having its residency or seat in Germany is appointed as new process agent for the aforementioned Sellers in writing to Purchaser. The aforementioned Sellers are obliged to issue written certificates of power of attorney and to have these delivered by the process agent to Purchaser.

11.2                        Public Disclosure, Confidentiality

11.2.1 As required by the U.S. Securities and Exchange Commission (the “S.E.C.”), Purchaser will issue a press release announcing its acquisition of the Company, which will reference specific terms of the deal and Purchaser may, if required by S.E.C. regulations, file a public notice regarding this Agreement with the SEC which press release and/or notice may include a copy of this Agreement as an attachment.

11.2.2 With the exception of Purchaser’s press release announcing the Transaction, no Party shall make any other press release or similar public announcement with respect to this Agreement, and each Party shall keep confidential and not disclose to any third party (except each Party’s officers, employees, and advisors) the contents of this Agreement and any confidential information regarding the other Party disclosed to it in connection with this Agreement or its implementation, except as expressly agreed upon with the other Party and except as may be required in order to comply with the requirements of any applicable Laws or the rules and regulations of any stock exchange or trading market upon which any securities of the relevant Party or any of its parent companies are listed or trade.

11.3                        Costs and Expenses

Any notarial fees, the real estate transfer tax payable in connection with the execution of this Agreement and the implementation of the transactions contemplated hereby shall be borne by Purchaser. All costs for the mortgage shall be shared between the Parties. Each Party shall pay its own expenses, including the fees of its advisors, incurred in connection with this Agreement. Sellers will pay to the Purchaser an amount of EUR 10,000 plus VAT as contribution for incurred costs of advice which was in the interest of both parties.

11.4                        Entire Agreement

This Agreement (including the Recitals and all Exhibits hereto) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior term sheets, letters of intent, heads of agreement, agreements and understandings (written or oral) with respect thereto.

11.5                        Amendments and Waivers

Any provision of this Agreement (including this Section 11.5) may be amended or waived only if such amendment or waiver is: (i) by written instrument executed by Purchaser and Sellers’ Representative and explicitly referring to this Agreement, and (ii) by notarized deed, if required by Law.

11.6                        Governing Law; Jurisdiction

11.6.1                      This Agreement shall be governed by, and construed in accordance with, the substantive Laws of Germany. The Convention on the International Sale of Goods (CISG) shall not apply.

11.6.2                      To the extent permitted by Law, the regional court (Landgericht) in Göttingen, Germany shall have exclusive jurisdiction for all disputes arising in connection with this Agreement.

11.7                        Interpretation

11.7.1                      In case of interpretation issues or other ambiguities the English translation which is attached as Exhibit 11.7.1 to this Agreement shall apply in addition to this Agreement.

11.7.2                      The Exhibits to this Agreement are an integral part of this Agreement, and any reference to this Agreement includes this Agreement and the Exhibits as a whole.

11.7.3                      The headings of the Sections and sub-Sections in this Agreement are for convenience purposes only and shall not affect the interpretation of any of the provisions hereof.

11.7.4                      Words such as “hereof”, “herein” or “hereunder” refer (unless otherwise required by the context) to this Agreement as a whole and not to a specific provision of this Agreement. The term “including” shall mean “including, without limitation”.

11.7.5                      Any reference to “Law,” “applicable Law” or “applicable Laws” contained in this Agreement shall include any statute, code, regulation, directive, ordinance, binding guideline or other legally binding general rule or decree (anwendbares Recht), applicable in any jurisdiction and relating to any matter whatsoever.

11.7.6                      For the purpose of this Agreement, a “Business Day” shall be any day other than a Saturday, Sunday or other day on which banks in Göttingen, Germany, are generally closed.

11.8                        Joint and Several Debtors and Creditors

11.8.1                      Sellers shall be jointly and severally liable (gesamtschuldnerische Haftung) for all obligations and liabilities assumed by Sellers under or in connection with this Agreement, including, for the avoidance of doubt, for any liability arising under the Warranties, unless explicitly stated otherwise in this Agreement.

11.8.2                      Sellers shall be joint and several creditors (Gesamtgläubiger) for the rights and claims arising under or in connection with this Agreement. Every payment by Purchaser into the account of Sellers specified in Section 2 and Section 3 shall discharge Purchaser from any payment obligation towards all Sellers.

11.8.3                      This Agreement may be assigned by the Purchaser to any Affiliate, but shall not be assigned by the Sellers. This Agreement shall be binding upon, and inure to the benefit of, the Purchaser, the Sellers and their respective successors, permitted assigns, estates, personal representatives and heirs.

11.9                        Severability

Should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply if any provision of this Agreement is invalid because of the scope of any time period or performance stipulated herein; in this case a legally permissible time period or performance shall be deemed to have been agreed which comes as close as possible to the stipulated time period or performance.

[***]Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Hann. Münden,     day of      , 2015

SELLERS:

[***]

in her and for and on behalf of

[***]

PURCHASER:

Paul Dallas Benkley	Thomas Christian Mähder
Trans World Hotels Germany GmbH	Trans World Hotels Germany GmbH